Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF MAY 8, 2026

AMONG

ACUITY INC.,

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

TRUIST BANK, U.S. BANK NATIONAL ASSOCIATION, CITIBANK, N.A., KEYBANK

NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A. and

BOFA SECURITIES, INC.,

as Joint Bookrunners and Joint Lead Arrangers

i

3.4.	Funding Indemnification	69
3.5.	Taxes	70
3.6.	Lender Statements; Survival of Indemnity	72
3.7.	Mitigation of Obligations	72

ARTICLE IV CONDITIONS PRECEDENT		73

4.1.	Effectiveness of Agreement	73
4.2.	Each Credit Extension	74
4.3.	Initial Advance to Each New Subsidiary Borrower	75

ARTICLE V REPRESENTATIONS AND WARRANTIES		76

5.1.	Existence and Standing	76
5.2.	Authorization and Validity	76
5.3.	No Conflict; Government Consent	76
5.4.	Financial Statements	76
5.5.	Material Adverse Change	77
5.6.	Taxes	77
5.7.	Litigation	77
5.8.	Subsidiaries	77
5.9.	Accuracy of Information	77
5.10.	Regulation U	77
5.11.	[Reserved]	78
5.12.	Compliance With Laws	78
5.13.	[Reserved]	78
5.14.	ERISA; Foreign Pension Matters	78
5.15.	Plan Assets; Prohibited Transactions	78
5.16.	Environmental Matters	78
5.17.	Investment Company Act	78
5.18.	Insurance	79
5.19.	Solvency	79
5.20.	Anti-Corruption Laws and Sanctions	79
5.21.	Affected Financial Institution	79
5.22.	Outbound Investment Rules	79

ARTICLE VI COVENANTS		80

6.1.	Reporting	80
6.2.	Use of Proceeds	81
6.3.	Notice of Default	81
6.4.	Conduct of Business	82
6.5.	Taxes	82
6.6.	Insurance	82
6.7.	Compliance with Laws; Maintenance of Plans	82
6.8.	[Reserved]	82
6.9.	Inspection; Keeping of Books and Records	82
6.10.	Addition of Guarantors	83
6.11.	Subsidiary Indebtedness	84
6.12.	Consolidations and Mergers; Permitted Acquisitions	84
6.13.	Liens	86
6.14.	Outbound Investment Rules	88
6.15.	[Reserved]	88
6.16.	ERISA	88
6.17.	[Reserved]	88
6.18.	Financial Covenant	88

ARTICLE VII DEFAULTS		89

7.1.	Breach of Representations or Warranties	89
7.2.	Failure to Make Payments When Due	89
7.3.	Breach of Covenants	89
7.4.	Other Breaches	89
7.5.	Default as to Other Indebtedness	90
7.6.	Voluntary Bankruptcy; Appointment of Receiver; Etc.	90
7.7.	Involuntary Bankruptcy; Appointment of Receiver; Etc.	91
7.8.	Judgments	91
7.9.	Unfunded Liabilities	91
7.10.	Other ERISA Liabilities	91
7.11.	Environmental Matters	91
7.12.	Change in Control	91
7.13.	Receivables Purchase Document Events	91
7.14.	Guarantor Revocation; Failure of Loan Documents	92

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		92

8.1.	Acceleration	92
8.2.	Amendments	93
8.3.	Preservation of Rights	95

ARTICLE IX JOINT AND SEVERAL OBLIGATIONS		95

9.1.	Joint and Several Liability	95
9.2.	Primary Obligation; Waiver of Marshalling	96
9.3.	Financial Condition of Obligors	96
9.4.	Continuing Liability	96
9.5.	Additional Waivers	96
9.6.	Settlements or Releases	97
9.7.	No Election	97
9.8.	Joint Loan Account	97
9.9.	Apportionment of Proceeds of Loans	97
9.10.	The Administrative Agent, Lenders and LC Issuers Held Harmless	97
9.11.	Obligors’ Integrated Operations	98
9.12.	Foreign Subsidiary Borrowers	98
9.13.	Keepwell	98

ARTICLE X GENERAL PROVISIONS		98

10.1.	Survival of Representations	98
10.2.	Governmental Regulation	98
10.3.	Headings	98
10.4.	Entire Agreement	98
10.5.	Several Obligations; Benefits of this Agreement	99
10.6.	Expenses; Indemnification	99
10.7.	[Reserved]	100
10.8.	Accounting	100
10.9.	Severability of Provisions	101
10.10.	Nonliability of Lenders	101
10.11.	Confidentiality	101
10.12.	Intentionally Omitted	103
10.13.	Nonreliance	103
10.14.	Disclosure	103
10.15.	Subordination of Intercompany Indebtedness	103
10.16.	No Advisory or Fiduciary Responsibility	104
10.17.	USA PATRIOT ACT NOTIFICATION	105
10.18.	Replacement of Non-Consenting Lenders	105

ARTICLE XI THE AGENTS		106

11.1.	Appointment; Nature of Relationship	106
11.2.	Powers	106
11.3.	General Immunity	107
11.4.	No Responsibility for Loans, Recitals, etc.	107
11.5.	Action on Instructions of Lenders	107
11.6.	Employment of Agents and Counsel	107
11.7.	Reliance on Documents; Counsel	107
11.8.	Agents’ Reimbursement and Indemnification	108
11.9.	Notice of Default	108
11.10.	Rights as a Lender	108
11.11.	Acknowledgement of Lenders	108
11.12.	Successor Administrative Agent	109
11.13.	Agent Fees	110
11.14.	Delegation to Affiliates	110
11.15.	Release of Guarantors	110
11.16.	Posting of Communications	111
11.17.	Certain ERISA Matters	112
11.18.	Erroneous Payments	113
11.19.	Borrower Communications	114

ARTICLE XII SETOFF; RATABLE PAYMENTS		115

12.1.	Setoff	115
12.2.	Ratable Payments	115

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		116

13.1.	Successors and Assigns	116
13.2.	Participations	116
13.3.	Assignments	117
13.4.	Dissemination of Information	120
13.5.	Tax Treatment	120
13.6.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	120
13.7.	Acknowledgment Regarding Any Supported QFC	121

ARTICLE XIV NOTICES		122

14.1.	Notices	122
14.2.	Electronic Communications	122
14.3.	Change of Address	122

ARTICLE XV COUNTERPARTS		122

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF VENUE, FORUM AND JURY TRIAL		123

16.1.	CHOICE OF LAW	123
16.2.	CONSENT TO JURISDICTION	123
16.3.	SERVICE OF PROCESS	124
16.4.	WAIVER OF VENUE AND FORUM	125
16.5.	WAIVER OF JURY TRIAL	125

EXHIBITS

Exhibit A-1	-	[Reserved]

Exhibit A-2	-	[Reserved]

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment Agreement

Exhibit D	-	[Intentionally Omitted]

Exhibit E	-	Form of Note

Exhibit F	-	List of Closing Documents

Exhibit G	-	Form of Guaranty

Exhibit H	-	Form of Assumption Letter

Exhibit I	-	Form of Increasing Lender Supplement

Exhibit J	-	Form of Augmenting Lender Supplement

SCHEDULES

Pricing Schedule

Commitment Schedule

Schedule 2.21	-	Transitional Letters of Credit

Schedule 5.5	-	Certain Disclosures

Schedule 5.8	-	Subsidiaries

Schedule 5.16	-	Environmental Matters

Schedule 6.11	-	Existing Indebtedness

Schedule 6.13	-	Existing Liens

Schedule 14.1	-	Certain Addresses for Notice

v

CREDIT AGREEMENT

This Credit Agreement, dated as of May 8, 2026, is among ACUITY INC., a Delaware corporation, and one or more Subsidiary Borrowers from time to time parties hereto (whether now existing or hereafter formed), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 13.3), JPMORGAN CHASE BANK, N.A., as an LC Issuer and Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and an LC Issuer, TRUIST BANK, U.S. BANK NATIONAL ASSOCIATION, CITIBANK, N.A., KEYBANK NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 10.8 hereof.

“Acquisition” means any transaction, or any series of related transactions (unless solely among the Company and/or one or more of its Subsidiaries), consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership, limited liability company or any Person.

“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued or incurred for the purpose of financing, in whole or in part, a Specified Acquisition that is reasonably expected to be a Permitted Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that:

(a) such Indebtedness shall constitute Acquisition Debt solely for the period commencing on the date of incurrence thereof to the earlier of the six-month anniversary of such date of incurrence, or, if earlier, the date such Indebtedness shall be repaid, redeemed and/or discharged pursuant to clause (c) below;

(b) the proceeds of such Indebtedness are held by the Company or its Subsidiary as Unrestricted Cash; and

(c) (i) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Specified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Specified Acquisition or if such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (ii) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits or requires such Indebtedness to be redeemed or prepaid if such Specified Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Specified Acquisition is terminated in accordance with its terms prior to the consummation of such Specified Acquisition or such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid).

“Adjusted Daily Simple RFR” means (i) with respect to any RFR Advance denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling, (ii) with respect to any RFR Advance denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars and (iii) with respect to any RFR Advance denominated in Canadian dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate” means, with respect to any Term Benchmark Advance denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) Term CORRA for such Interest Period, plus (b) 0.29547% for a one month interest period or (c) 0.32138% for a three month interest period; provided that, if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars for any Interest Period or for any Floating Rate Advance based on the Adjusted Term SOFR Rate, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan (including, in the case of any Foreign Subsidiary Borrower or with respect to any Foreign Currency, any of its designated branches or affiliates) in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Company or any Lender, as the context requires.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Class and Type and, in the case of Term Benchmark Loans, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, including, without limitation, such Person’s Subsidiaries.

“Agent” means any of the Administrative Agent, the Syndication Agent or a Co-Documentation Agent, as appropriate, and “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Revolving Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Revolving Commitment is Eight Hundred Million and 00/100 Dollars ($800,000,000).

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Canadian Dollars, (iv) Pounds Sterling, and (v) any additional currencies determined after the Closing Date by mutual agreement of the Borrowers, Lenders, LC Issuers and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, and able to be converted into Dollars.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means, subject to Section 10.8, generally accepted accounting principles as in effect in the United States from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.3.2), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than one percent (1%), such rate shall be deemed to be one percent (1%) for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any Governmental Authority applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Parties” is defined in Section 11.16.3.

“Approved Borrower Portal” has the meaning assigned to it in Section 11.19.1.

“Approved Electronic Platform” has the meaning assigned to it in Section 11.16.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of JPMorgan Chase Bank, N.A. and BofA Securities, Inc. in its capacity as a Joint Bookrunner and a Joint Lead Arranger for the loan transaction evidenced by this Agreement.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 13.3.1.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Administrative Agent and the Lenders, and acknowledged by the Administrative Agent, in substantially the form of Exhibit H hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

“Augmenting Lender” has the meaning assigned to such term in Section 2.23.

“Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, or treasurer of the Company, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3.5.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary with any Lender or any Lender’s Affiliates in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary owed to any Lender or any Lender’s Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for the applicable Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3.2.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars, and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides in its reasonable good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely as of a specific date, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such components thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3.2 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided, however, in no event shall (x) any natural Person or (y) the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” means, as applicable, any of the Company or any of the Subsidiary Borrowers, together with their respective permitted successors and assigns, and “Borrowers” means, collectively, the Company and the Subsidiary Borrowers.

“Borrower Communications” means, collectively, any Borrowing Notice, Conversion/Continuation Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Facility LC or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by a Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.1.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, provided that, (a) in relation to Loans denominated in Pounds Sterling, “Business Day” shall also mean any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, “Business Day” shall also mean any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Ontario, (c) in relation to Loans denominated in Euros and in relation to the calculation or computation of the EURIBOR Rate, “Business Day” shall also mean any day which is a TARGET Day, (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, “Business Day” shall also mean any such day that is an RFR Business Day and (e) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Canadian Dollars” and “CAD” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means, subject to Section 10.8, any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the relevant LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin applicable to a Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I) (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable good faith discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Canadian Dollars, the Canadian Prime Rate and (d) any other Foreign Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable good faith discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Advances for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Pounds Sterling Advances was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period and (c) any other Foreign Currency determined after the Closing Date, an adjustment as determined by the Administrative Agent in its reasonable good faith discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (I)(B) of the definition of such term and (y) the Adjusted EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than the equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs; provided that such Domestic Subsidiary (i) does not conduct any business activities other than the ownership of such equity interests and/or indebtedness and (ii) does not incur, and is not otherwise liable for, any other Indebtedness or other material liabilities.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the outstanding shares of voting stock of the Company; (ii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors; or (iii) any Borrower shall cease to be a Wholly-Owned Subsidiary of the Company.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent merely proposed and not binding, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (i) any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Incremental Term Loans and (ii) any Lender, refers to whether such Lender is a Revolving Lender or a Lender with respect to the Incremental Term Loans.

“Closing Date” means May 8, 2026.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent” means each of Truist Bank, U.S. Bank National Association, CitiBank, N.A., KeyBank National Association and PNC Bank, National Association, in its capacity as a co-documentation agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Co-Documentation Agent appointed pursuant to Article XI.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral Shortfall Amount” means, as of any date of determination, an amount equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations in accordance with the terms and conditions of this Agreement.

“Combination” has the meaning assigned to it in Section 2.6.2(b).

“Combined Lender” has the meaning assigned to it in Section 2.6.2(b).

“Commitment” means the Revolving Commitment.

“Commitment Schedule” means the Schedule identifying each Lender’s Revolving Commitment as of the Closing Date attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 11.16.4.

“Company” means Acuity Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

“Consolidated Net Income” means, with reference to any period, the net after-tax income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with Agreement Accounting Principles, excluding minority interests and including only dividends actually received by the Company from any entity which is not a Subsidiary.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.7.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder, but shall exclude, for the avoidance of doubt, any continuation or conversion of an existing Advance.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date (or other date of renewal, extension or increase) for a Facility LC.

“Credit Party” means the Administrative Agent, the LC Issuers or any other Lender.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate) and (iii) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means an event described in Article VII.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Company’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disqualified Institution” means (a) Persons that are specifically identified by the Company to the Administrative Agent in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time) prior to the Closing Date, (b) any Person that is reasonably determined by the Company after the Closing Date to be a competitor of the Company or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions” delivered to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time), which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 14.1 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates

(x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not Bona Fide Debt Funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired, or have entered into a pending trade to acquire, an assignment or participation interest in the Commitments or Loans (but solely with respect to such Commitments and Loans), (ii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 14.1 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 14.1.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Company or any Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“DOL” means the United States Department of Labor and any successor department or agency.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable good faith discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it reasonably deems appropriate.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 13.3.5.

“EBITDA” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any other non-cash costs, expenses, losses, charges and other items to the extent deducted in computing Net Income, plus (vii) non-cash expenses associated with the Company’s stock compensation programs to the extent deducted in computing Net Income, plus (viii) non-cash write-offs of intangibles (including as a result of asset impairments) to the extent deducted in computing Net Income, plus (ix) unusual or non-recurring cash losses, charges, costs and expenses to the extent deducted in the calculation of Net Income in an amount not to exceed 10% of EBITDA (calculated prior to giving effect such addback) in any four (4) consecutive quarters, plus (x) fees, costs, expenses, premiums, make-whole or penalty payments, other similar items and, in the case of clause (E) below, awards, settlement payments and similar amounts, in each case, incurred after the Closing Date arising out of (A) Permitted Acquisitions, (B) investments and dispositions not prohibited hereunder, (C) any incurrence, issuance, repayment or refinancing of indebtedness permitted hereunder, (D) any issuance or redemption of equity interests and (E) litigation, arbitration and/or other resolutions of legal disputes, plus (xi) any losses, charges, costs and expenses from discontinued operations, restructurings, casualty and condemnation events, takings under power of eminent domain and similar events, to the extent deducted in determining Net Income, minus (xii) any non-recurring non-cash credits to the extent added in computing Net Income.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another commercially recognized page or service displaying the relevant rate after consultation with the Company.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Excess” is defined in Section 2.24.

“Exchange Rate” means, for any Foreign Currency, the rate of exchange therefor as described in clause (b) of the definition of “Dollar Equivalent”.

“Excluded Domestic Subsidiary” means a Domestic Subsidiary (i) that is an SPV, (ii) that is a CFC Holdco, (iii) that is owned, directly or indirectly, by a Foreign Subsidiary that is a CFC, (iv) that is a not-for-profit Subsidiary, (v) that is a captive insurance subsidiary, (vi) for which becoming a Guarantor is legally prohibited or requires governmental consent, approval, license or authorization that has not been obtained or (vii) for which becoming a Guarantor is prohibited by contractual obligations existing on the Closing Date (or, in the case of any Person becoming a Subsidiary after the Closing Date, in existence at the time such Person becomes a Subsidiary and not entered into concurrently therewith or in contemplation thereof) for which third-party consent has not been obtained. Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Domestic Subsidiary at any time that such Subsidiary is liable (as a primary obligor, guarantor or otherwise) for the obligations of the Company or any other Loan Party under the 2.150% senior unsecured notes due December 15, 2030 issued by Acuity Brands Lighting, Inc. or any Permitted Refinancing Indebtedness in respect thereof.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and each Agent, (i) taxes imposed on its net income, and franchise or branch office Taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (b) the jurisdiction in which such Agent’s or Lender’s principal executive office or such Lender’s applicable Lending Installation is located or in which, other than as a result of the transaction evidenced by this Agreement, such Agent or Lender otherwise is, or at any time was, engaged in business (or any political combination or subdivision or taxing authority thereof), and (ii) any U.S. federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 30, 2022 among the Company, the borrowers party thereto, the lenders parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same has been amended or otherwise modified from time to time prior to the Closing Date.

“Extended Termination Date” is defined in Section 2.29.1.

“Extension” is defined in Section 2.29.1.

“Extension Amendments” is defined in Section 2.29.4.

“Extension Offer” is defined in Section 2.29.1.

“Facility Fee” is defined in Section 2.6.1.

“Facility LC” is defined in Section 2.21.1(a).

“Facility LC Application” is defined in Section 2.21.3.

“Facility LC Collateral Account” is defined in Section 2.21.11(a).

“Facility Termination Date” means (a) May 8, 2031, or, with respect to any Class, any later date as may be specified as the Facility Termination Date for such Class in accordance with Section 2.29, provided that, in each case, if such date is not a Business Day, the Facility Termination Date shall be the immediately preceding Business Day, or (b) any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan or portion thereof, which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term CORRA Rate, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term CORRA Rate, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR and the Central Bank Rate shall be 0.00%.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Sublimit” means $40,000,000.

“Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its respective Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means a Subsidiary Borrower which is a Foreign Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guarantor” means each Material Subsidiary of the Company that is a Domestic Subsidiary (other than any Excluded Domestic Subsidiary) as of the Closing Date and each other Subsidiary that has become a guarantor of the Obligations hereunder in accordance with the terms of Section 6.10.

“Guaranty” means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor (other than the Company) in favor of the Administrative Agent for the benefit of itself and the Lenders, in substantially the form of Exhibit G attached hereto, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and each LC Issuer in respect of its Revolving Credit Exposure, (ii) the Administrative Agent, the LC Issuers and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each indemnified party under Section 10.6 in respect of the obligations and liabilities of the Obligors to such Person hereunder and under the other Loan Documents, (iv) each Lender (or Affiliate thereof), in respect of all Swap Obligations owing to any Person in such Person’s capacity as exchange party or counterparty under any Swap Agreement so long as such Person is a Lender or an Affiliate of a Lender, (v) each Lender (or Affiliate thereof), in respect of all Banking Services Obligations owing to any Person in such Person’s capacity as provider of any Banking Services so long as such Person is a Lender or an Affiliate of a Lender, and (vi) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Holiday Quarter” is defined in Section 6.18.2.

“Increasing Lender” has the meaning assigned to such term in Section 2.23.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.23.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.23.

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money (including the Obligations hereunder), (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting non-contingent reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services (other than (x) accounts payable and accrued expenses arising in the ordinary course of such Person’s business and (y) employee compensation and benefit obligations), (b) the Indebtedness of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, (e) all Receivables Facility Attributed Indebtedness of such Person; provided that Receivables Facility Attributed Indebtedness shall only be required to be included in this definition of “Indebtedness” to the extent the related receivables transaction is recharacterized as an indebtedness transaction rather than a purchase, (f) all Off-Balance Sheet Liabilities of such Person, and (g) all Disqualified Stock. Notwithstanding the foregoing, Indebtedness shall exclude (a) any customary purchase price adjustments, earnouts, holdbacks and deferred payments of a similar nature in connection with a Permitted Acquisition

(including deferred compensation representing consideration or other contingent obligations incurred in connection with a Permitted Acquisition), (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices, (c) defeased, discharged and/or redeemed indebtedness so long as such defeasance, discharge and/or redemption is permitted by the terms of such indebtedness and funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or similar party for the benefit of the relevant holders of such indebtedness in accordance with the terms of such indebtedness and (d) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Indebtedness. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets, as determined by the Company in good faith, at the date for determination of the amount of such Indebtedness. In the case of guaranties of Indebtedness of other Persons, the amount thereof shall be deemed to be the lower of (a) the amount of the obligation or liability in respect of which such guaranty exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such guaranty, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guaranty shall be deemed to be such Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Indemnitee” is defined in Section 10.6.2.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

“Insolvency Event” is defined in Section 10.15.

“Intercompany Indebtedness” is defined in Section 10.15.

“Interest” is defined in Section 2.24.

“Interest Expense” means, for any period for any group of Persons, the total gross interest expense of such group of Persons, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt discount and net payments (if any) pursuant to Swap Agreements relating to interest rate protection, all as determined on a consolidated basis in conformity with Agreement Accounting Principles.

“Interest Payment Date” means (a) with respect to any Floating Rate Loan, the last day of each March, June, September and December and the Facility Termination Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Advance of which such Loan is a part and, in the case of a Term Benchmark Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Facility Termination Date, and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Facility Termination Date.

“Interest Period” means, with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in the case of any Term Benchmark Advance denominated in Canadian Dollars, one or three months thereafter) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 3.3.5 (and not reinstated pursuant to Section 3.3.5) shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter, in the case of any Term Benchmark Advance, shall be the effective date of the most recent conversion or continuation of such Advance.

“Joint Loan Account” is defined in Section 9.8.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“LC Exposure” means, at any time, the aggregate principal amount of all LC Obligations at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Fee” is defined in Section 2.21.4.

“LC Issuer” means (i) JPMorgan, (ii) Bank of America, N.A. and (iii) each other Lender designated by the Company as an “LC Issuer” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of Facility LCs hereunder, and its successors in such capacity as provided in Section 2.21.14(a). Each LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Facility LCs issued by such Affiliate.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.

“LC Payment Date” is defined in Section 2.21.5.

“LCT Election” has the meaning assigned to such term in Section 1.9.

“LCT Test Date” has the meaning assigned to such term in Section 1.9.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the lending institutions listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.20, Section 2.23 or an Assignment Agreement and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or otherwise. Unless otherwise specified, the term “Lender” includes the LC Issuers.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed in Article XIV hereof or on the Administrative Questionnaire provided to the Administrative Agent by such Lender in connection herewith, or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.18.

“Leverage Ratio” is defined in Section 6.18.1.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment for security purposes, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in each case in the nature of a security interest (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, but excluding any operating lease).

“Limited Condition Eligible Transaction” means any Permitted Acquisition by the Company or any Subsidiary whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” means a Limited Condition Eligible Transaction with respect to which the Company has made an LCT Election.

“Limited Condition Transaction Representations” means such representations and warranties regarding the target company in the applicable transaction agreement that are material to the interests of the applicable Lenders (in their capacities as such), but only to the extent that the Company or a Subsidiary, as applicable, has the right (taking into account any applicable cure provisions) to terminate its obligations under such transaction agreement or to decline to consummate such Limited Condition Transaction as a result of a breach of such representations and warranties.

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, each Guaranty, each Assumption Letter executed hereunder, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time. It is understood and agreed that neither Banking Services Agreements nor Swap Agreements shall be “Loan Documents”.

“Loan Party” is defined in Section 4.1.2.

“Local Time” means (i) Chicago time in the case of a Loan, Advance or advance drawn under or pursuant to a Facility LC denominated in Dollars and (ii) local time in the case of a Loan, Advance or advance drawn under or pursuant to a Facility LC denominated in a Foreign Currency.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents, the LC Issuers or the Lenders against the Loan Parties thereunder; provided, however, specific events, circumstances, changes, effects or conditions (and not general economic or industry conditions) specifically applicable to the Company and its Subsidiaries disclosed in the Company’s Specified Public Filings shall not constitute a “Material Adverse Effect”.

“Material Indebtedness” is defined in Section 7.5.

“Material Subsidiary” means each Borrower and any other Subsidiary of the Company that at any time has (i) assets, after elimination of intercompany items, with a total book value equal to or greater than ten percent (10%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries or (ii) total revenues, determined in accordance with Agreement Accounting Principles and after elimination of intercompany items, that is equal to or greater than ten percent (10%) of the consolidated total revenues of the Company and its consolidated Subsidiaries, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1.1 (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1.1, as reported in the financial statements identified in Section 5.4).

“Maximum Leverage Ratio” is defined in Section 6.18.1.

“Maximum Rate” is defined in Section 2.24.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.29.3.

“Modify” and “Modification” are defined in Section 2.21.1(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of its Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Income” means, for any period for any group of Persons, the net earnings (or loss) after taxes of such group of Persons on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Non-Consenting Lender” is defined in Section 10.18.

“Non-U.S. Lender” is defined in Section 3.5.4.

“Note” is defined in Section 2.14.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (i) all Loans, Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Obligors to any of the Agents, any LC Issuer, any Lender, the Arrangers, any affiliate of the Agents, any LC Issuer, or any Lender, the Arrangers, or any indemnitee under the provisions of Section 10.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, (ii) all Swap Obligations, and (iii) all Banking Services Obligations. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Obligors” means the Company and each of the Subsidiary Borrowers that is a Domestic Subsidiary.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liability” of a Person means (i) Receivables Facility Attributed Indebtedness and any repurchase obligation of, or credit recourse against, such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, other than any such transactions involving the sale of assets not in excess of $5,000,000 in the aggregate or (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations.

“Originator” means the Company and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes” is defined in Section 3.5.2.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as reasonably determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Extension, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Overnight Rate” means, for any day, (i) with respect to any amount denominated in Dollars, the NYFRB Rate and (ii) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the LC Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant Register” is defined in Section 13.2.3.

“Participants” is defined in Section 13.2.1.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” has the meaning assigned to such term in Section 10.17.

“Payment” has the meaning assigned to such term in Section 11.18.1.

“Payment Date” means (i) fifteenth day following the last day of each March, June, September and December and (ii) the Facility Termination Date.

“Payment Notice” has the meaning assigned to such term in Section 11.18.2.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Performance LC” means a Facility LC that is a documentary letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or a Subsidiary in the ordinary course of business.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Acquisition” is defined in Section 6.12.2.

“Permitted Liens” means the Liens expressly permitted under Section 6.13.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to an SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer (including the grant of Liens) by an SPV to (a) purchasers of, lenders on or other investors in such Receivables and Related Security (or interests therein) or (b) any other Person (including an SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security (or interests therein including Liens), in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement to the extent that (i) the principal amount of such new Indebtedness does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended; (ii) such new Indebtedness does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control, fundamental change, delisting, asset sale or similar provision shall not violate the foregoing restriction), and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of its Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Facility Fee Rate attached hereto identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Revolving Commitment at such time; provided that (a) in the case of Section 2.27 when a Defaulting Lender shall exist, the calculation of such denominator shall be made disregarding any Defaulting Lender’s Revolving Commitment and (b) if the Aggregate Revolving Commitment has been terminated, each Lender’s Pro Rata Share shall be equal to a fraction the numerator of which is such Lender’s Revolving Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Revolving Credit Exposure at such time (giving effect to any Lender’s status as a Defaulting Lender at such time).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any Capital Stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 13.3.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.7.

“Receivable(s)” means and includes all of the applicable Originator’s or SPV’s presently existing and hereafter arising or acquired accounts, accounts receivable, and present and future rights of such Originator or SPV, as applicable, to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, contracts, books and records, and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Purchase Documents” means any receivables purchase or sale, credit or servicing agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer (or granting of Liens) to other purchasers of or investors in such assets or interests therein (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Financing” means any financing consisting of a securitization or similar facility made available to the Company or any of its consolidated Subsidiaries, whereby the Receivables and Related Security (or interests therein) of the Originators are transferred to one or more SPVs, and thereafter to certain investors (or are used as collateral to enable one or more SPVs to obtain loans from certain investors), pursuant to the terms and conditions of the Receivables Purchase Documents.

“Redeemable Preferred Stock” means, for any Person, any preferred stock issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (5) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (6) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, or (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, Daily Simple SOFR, Daily Simple CORRA or the Adjusted Term CORRA Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 13.3.4.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means with respect to any LC Issuer, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse such LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse all of the LC Issuers.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Advance denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Advance denominated in Canadian Dollars, the Adjusted Term CORRA Rate or (iv) with respect to any RFR Advance denominated in Pounds Sterling, Dollars or Canadian Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Advance denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Advance denominated in Canadian Dollars, the Term CORRA, as applicable.

“Replacement Lender” has the meaning assigned to it in Section 2.6.2(b).

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders having Aggregate Outstanding Revolving Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Outstanding Revolving Credit Exposure and unused Commitments of all Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Retired Commitments” has the meaning assigned to it in Section 2.6.2(b).

“Revaluation Date” means (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Advance of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Advance of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Facility LC denominated in a Foreign Currency, each of the following: (i) the date on which such Facility LC is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Facility LC that has the effect of increasing the face amount thereof; (c) with respect to all outstanding Credit Extensions, on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders; and (d) any additional date as the Administrative Agent may determine at any time when a Default exists.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, a Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 13.3, as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Revolving Lender” means, as of any date of determination, each Lender having a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” means, with respect to a Revolving Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA, (b) Dollars (solely following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, Daily Simple SOFR and (c) Canadian Dollars (solely following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, Daily Simple CORRA.

“RFR Advance” means, as to any Advance, the RFR Loans comprising such Advance.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at the RFR Rate.

“RFR Rate” means, for any day, a rate per annum equal to (i) the Adjusted Daily Simple RFR for such day, changing when and as such Adjusted Daily Simple RFR changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (including, without limitation, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (c) any Person 50% or more owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the EU, any EU member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Company or any member of its Controlled Group for employees of the Company or any member of its Controlled Group.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to it under the definition of Daily Simple SOFR.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Acquisition” means a Permitted Acquisition with respect to which the aggregate consideration (which consideration consists of cash, cash equivalents and/or assumed Indebtedness) provided by the Company and its Subsidiaries is equal to or greater than $200,000,000.

“Specified Public Filings” means the 10-K filed by the Company with the Securities and Exchange Commission with respect to the fiscal year ended August 31, 2025 and each 10-Q or 8-K filed by the Company with the Securities and Exchange Commission after such date and prior to the Closing Date.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“SPV” means any special purpose entity established for the purpose of purchasing Receivables in connection with a Receivables Purchase Financing permitted under the terms of this Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants, recourse and indemnities made, entered into or provided by the Company or any Subsidiary thereof in connection with a Receivables Purchase Financing which are reasonably customary in such a transaction.

“Standby LC” means any Facility LC other than a Performance LC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, and the Administrative Agent shall notify the Company promptly of any such adjustment.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means any Subsidiary of the Company duly designated by the Company pursuant to Section 2.22 to request Credit Extensions hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.22 and such other documents as may be required pursuant to this Agreement (and not ceased to be a Subsidiary Borrower in accordance with this Agreement), in each case, together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries as reflected in the consolidated financial statements of the Company and its Subsidiaries as at the end of the fiscal quarter ending immediately prior to the date on which such determination is made, or (ii) is responsible for providing more than twenty percent (20%) of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements for the four fiscal quarter period ending immediately prior to the date on which such determination is made.

“Supported QFC” has the meaning assigned to it in Section 13.7.

“Supporting Subsidiary” means (i) any Subsidiary Borrower and (ii) any Guarantor.

“Surviving Commitment” has the meaning assigned to it in Section 2.6.2(b).

“Surviving Lender” has the meaning assigned to it in Section 2.6.2(b).

“Swap Agreement” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options puts or warrants; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary owing to a Lender or an Affiliate of a Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Syndication Agent” means Bank of America, N.A. in its capacity as the syndication agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Syndication Agent appointed pursuant to Article XI.

“Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a capital lease under Agreement Accounting Principles, but that is treated as a financing under the Code.

“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document but excluding Excluded Taxes.

“Term Benchmark”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate.

“Term Benchmark Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Term Benchmark Rate.

“Term Benchmark Rate” means, with respect to a Term Benchmark Advance for the relevant Interest Period, (i) the applicable Term Benchmark for such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Term CORRA” means, with respect to any Term Benchmark Advance denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA

Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars or Floating Rate Advance determined by reference to the Term SOFR Rate and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars or for any Floating Rate Advance determined by reference to the Term SOFR Rate, and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, so long as such day is otherwise a U.S. Government Securities Business Day, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Facility LCs hereunder.

“Transferee” is defined in Section 13.4.

“Trigger Quarter” is defined in Section 6.18.2.

“True Sale Non-Recourse Receivables Facility Indebtedness” means all Receivables Facility Attributable Indebtedness solely to the extent subject to customary true sale non-recourse treatment (other than pursuant to any Standard Securitization Undertakings) in accordance with Agreement Accounting Principles.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance, a Term Benchmark Advance or an RFR Advance and, with respect to any Loan, its nature as a Floating Rate Loan, an RFR Loan or a Term Benchmark Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalent Investments of the Company and its Subsidiaries that is not encumbered by or subject to any other Lien (other than (i) a Lien securing the Obligations, (ii) bankers’ liens relating to the establishment of depository relations in the ordinary course and not given in connection with the issuance of indebtedness and (iii) Liens permitted under Section 6.13.1).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 5.22 and 6.14 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.7.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled; provided that in the case of clause (i) or (ii) above, there shall be excluded (x) directors’ qualifying shares, (y) nominal ownership interests in Foreign Subsidiaries required to be held by third parties under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized, or (z) Disqualified Stock or Redeemable Preferred Stock.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2. References. Any references to the Company’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3. [Reserved].

1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (b) any definition of or reference to any statute, rule or regulation herein or in any other Loan Document shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and

“hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.5. Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.3.2 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (other than, for the avoidance of doubt, in each case with respect to its obligation to apply the definition of each such rate in accordance with its terms and to comply with its express obligations under this Agreement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable good faith discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6. Letter of Credit Amounts. For all purposes of this Agreement, if on any date of determination a Facility LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Facility LC itself, or if compliant documents have been presented but not yet honored, such Facility LC shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the LC Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Facility LC (unless Cash Collateralized).

1.7. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.8. Exchange Rates; Currency Equivalents.

1.8.1. The Administrative Agent or the applicable LC Issuer, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Advances or Facility LC extensions denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of the applicable Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so reasonably determined by the Administrative Agent or the LC Issuer, as applicable.

1.8.2. Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Facility LC, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Loan or Facility LC is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Administrative Agent or the applicable LC Issuer, as the case may be.

1.9. Limited Condition Transaction Provisions. Notwithstanding any other provision of this Agreement and/or any other Loan Document to the contrary, for purposes of (a) determining compliance with any provision hereof that requires the calculation of a financial ratio or test, (b) determining compliance with representations and warranties or the absence of Unmatured Defaults or Defaults or (c) testing availability under baskets set forth in this Agreement (excluding, for the avoidance of doubt, for the incurrence of Revolving Loans but including any Incremental Term Loans), in each case in connection with a Limited Condition Eligible Transaction, at the Company’s option (the Company’s election to exercise such option in connection with any Limited Condition Eligible Transaction, an “LCT Election”) (except, as applicable, to the extent of, (x) in connection with the incurrence of any Incremental Term Loans, any Limited Condition Transaction Representations and the representations set forth in Sections 5.1, 5,2, 5.3(ii), 5.10, 5.17, 5.19 and 5.20 of this Agreement, or (y) any Default under Section 7.2, Section 7.6 or Section 7.7, which shall in each case be tested as of the date such Limited Condition Transaction is consummated) the date of determination of whether any such action is permitted hereunder shall be tested, at the Company’s election, (i) as of the date the definitive agreements for such Limited Condition Transaction are entered into or (ii) as of the date such Limited Condition Transaction is consummated (such testing date, the “LCT Test Date”) and calculated as if the Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence or repayment of Indebtedness) were consummated on such date. For the avoidance of doubt, if the Company makes an LCT Election and any of the ratios, baskets or other amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any Unmatured Default or Default blocker would apply, as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Eligible Transaction) or as a result of the occurrence of any Unmatured Default or Default or other event, in each case at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, such representation or warranty shall not be deemed to have been breached, and (solely for purposes of such Unmatured Default or Default blocker) such Unmatured Default or Default shall be deemed not to have occurred. If the Company makes an LCT Election, then, in connection with any subsequent calculation of any ratio (other than for purposes of calculating actual compliance with Section 6.18) or any basket on or following such date and prior to the earlier of the date on which such Limited Condition Eligible Transaction is consummated or the definitive agreement for such Limited Condition Eligible Transaction is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Eligible Transaction and other pro forma events in connection therewith (including any incurrence or repayment of Indebtedness) have been consummated.

ARTICLE II

THE CREDITS

2.1. Commitments. From and including the Closing Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1, 4.2 and 4.3, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrowers in Agreed Currencies and (ii) participate in Facility LCs issued upon the request of the Borrowers in Agreed Currencies, from time to time in amounts not to exceed in the aggregate at any one time outstanding the Dollar Equivalent of its Pro Rata Share of the Available Aggregate Revolving Commitment; provided that (i) at no time shall the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Aggregate Revolving Commitment, (ii) at no time shall the aggregate outstanding Dollar Equivalent of all Advances denominated in an Agreed Currency other than Dollars exceed the Foreign Currency Sublimit, and (iii) all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Revolving Commitments shall expire automatically on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.

2.2. [Reserved].

2.3. Determination of Dollar Equivalent; Required Payments; Termination.

2.3.1. Determination of Dollar Equivalent. The Administrative Agent will determine the Dollar Equivalent of (a) each Term Benchmark Advance and RFR Advance, as applicable, (b) the LC Exposure and (c) all outstanding Credit Extensions, in each case, as of each Revaluation Date with respect thereto. Subject to Section 2.8.2 in the case of any excess arising solely as a result of fluctuations in currency exchange rates, if at any time the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Exposure (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Revaluation Date with respect to each such Credit Extension) exceeds the Aggregate Revolving Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

2.3.2. Required Payments. Unless previously terminated, this Agreement and the Revolving Commitments shall be effective until the Facility Termination Date. Any outstanding Advances and all other unpaid Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) shall be paid in full by the Borrowers on the Facility Termination Date.

2.3.3. Termination. This Agreement and the rights and remedies hereunder and under the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future collateral (if any) until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated.

2.4. Loans. Each Advance hereunder shall consist of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

2.5. Types of Advances. The Advances may be Loans consisting of Floating Rate Advances, Term Benchmark Advances or RFR Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10.

2.6. Facility Fees; Reductions in Aggregate Revolving Commitment.

2.6.1. Facility Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on the average daily amount of such Lender’s Aggregate Revolving Commitment (regardless of usage) (or, from and after the Facility Termination Date, such Lender’s average daily Aggregate Outstanding Revolving Credit Exposure) (it being understood that any outstanding Incremental Term Loans shall not be included for purposes of calculating the Facility Fee) from and including the Closing Date to and including the date on which this Agreement is terminated in full and all Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) have been paid in full pursuant to Section 2.3, payable quarterly in arrears on each Payment Date hereafter until all Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) have been paid in full.

2.6.2. Termination and Reduction in Commitment.

(a) The Borrowers may permanently reduce the Revolving Commitments in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000, upon at least three (3) Business Days’ prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Exposure. Each such notice delivered by the Borrowers shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. All accrued Facility Fees shall be payable on the effective date of the termination of any Revolving Commitments.

(b) Notwithstanding any provision of this Agreement to the contrary, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Company may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving

Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders of the applicable Class (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Company may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Company shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Company shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be one or more existing Lenders) (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.6.2(b), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Company had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).

(c) Unless previously terminated, all Commitments shall terminate on the Facility Termination Date.

2.7. Minimum Amount of Each Advance. Each Term Benchmark Advance and RFR Advance shall be in the minimum amount of $5,000,000 (or, if such Advance is denominated in a Foreign Currency, 2,500,000 units of such currency) and in multiples of $1,000,000 (or, if such Advance is denominated in a Foreign Currency, 500,000 units of such currency) in excess thereof, and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance that is a Revolving Loan may be in the amount of the Available Aggregate Revolving Commitment.

2.8. Principal Payments.

2.8.1. Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $250,000 in excess thereof, upon prior notice to the Administrative Agent at or before 12:00 noon (Local Time) one (1) Business Day prior to the date of such payment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding RFR Advances or Term Benchmark Advances, or, in a minimum aggregate amount of $5,000,000 (or, if such Advance is denominated in a Foreign Currency, 2,500,000 units of such currency) and in multiples of $1,000,000 (or, if such Advance is denominated in a Foreign Currency, 500,000 units of such currency) in excess thereof, any portion of the outstanding RFR Advances or Term Benchmark Advances upon five (5) Business Days’ prior notice to the Administrative Agent. Each such notice delivered by the Borrowers pursuant to this Section 2.8.1 shall be irrevocable; provided that a notice of prepayment of the Loans delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Prepayments hereunder shall be accompanied by accrued and unpaid interest thereon.

2.8.2. Mandatory Prepayments. If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the Aggregate Outstanding Revolving Credit Exposures (calculated, with respect to those Credit Extensions denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Credit Extension) exceeds the Aggregate Revolving Commitment or (B) the sum of the aggregate principal Dollar Equivalent of the Aggregate Outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Revaluation Date with respect to each such Credit Extension, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the Aggregate Outstanding Revolving Credit Exposure (so calculated) exceeds 105% of the Aggregate Revolving Commitment or (B) the Foreign Currency Exposure, as of the most recent Revaluation Date with respect to each such Credit Extension, exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall in each case immediately repay Advances or Cash Collateralize LC Exposure, as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Equivalent of the Aggregate Outstanding Revolving Credit Exposure (so calculated) to be less than or equal to the Aggregate Revolving Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable. Any such payments in respect of Advances shall be subject to the payment of any funding indemnification amounts required by Section 3.4. Prepayments hereunder shall be accompanied by accrued and unpaid interest thereon.

2.9. Method of Selecting Types and Interest Periods for New Advances; Method of Borrowing.

2.9.1. Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance, in the case of each Term Benchmark Advance, the Interest Period applicable thereto, and in the case of each Term Benchmark Advance and each RFR Advance, the Agreed Currency applicable thereto from time to time; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The applicable Borrower shall give the Administrative Agent irrevocable notice, which shall be substantially in a form approved by the Administrative Agent (a “Borrowing Notice”) not later than (x) 11:00 a.m. (Chicago Time) on the Borrowing Date of each Floating Rate Advance, and (y) 10:00 a.m. (Local Time) three (3) U.S. Government Securities Business Days before the Borrowing Date for each Term Benchmark Advance denominated in Dollars, four (4) Business Days before the Borrowing Date for each Term Benchmark Advance denominated in Foreign Currencies and five (5) RFR Business Days before the Borrowing Date for each RFR Advance, specifying:

(a) the name of the applicable Borrower,

(b) the Borrowing Date, which shall be a Business Day, of such Advance,

(c) the Agreed Currency and aggregate amount of such Advance,

(d) the Type of Advance selected, and

(e) in the case of each Term Benchmark Advance, the Interest Period applicable thereto;

it being understood and agreed that (i) any such notice in respect of an Advance denominated in Dollars may be initially delivered via telephone (promptly confirmed by hand delivery, facsimile or electronic mail to the Administrative Agent of a written notice in a form approved by the Administrative Agent and signed by the applicable Borrower) and (ii) any such notice in respect of an Advance denominated in Foreign Currencies may only be made via a written notice in a form approved by the Administrative Agent and signed by such Borrower; provided that, if such notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

Notwithstanding the foregoing, in no event shall a Borrower be permitted to request pursuant to this Section 2.9.1, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.12 (solely with respect to the Central Bank Rate), 3.3.2 and 3.3.6, as applicable).

2.9.2. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon (Local Time) in Federal or other funds immediately available to the Administrative Agent at its applicable office or offices as described in an Administrative Questionnaire provided by the Administrative Agent from time to time and (ii) if such Loan is denominated in a Foreign Currency, not later than 12:00 noon (Local Time) in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address on the Borrowing Date. Notwithstanding the foregoing provisions of this Section 2.9.2, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances and RFR Advances shall continue as Floating Rate Advances and RFR Advances, as applicable unless and until such Advances are converted pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time each such Term Benchmark Advance shall automatically continue as a Term Benchmark Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.8, or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period.

Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Term Benchmark Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice, which shall be substantially in the form approved by the Administrative Agent (a “Conversion/Continuation Notice”), of each conversion of an Advance or continuation of a Term Benchmark Advance not later than (x) 11:00 a.m. (Chicago Time) on the date of the requested conversion into a Floating Rate Advance and (y) 10:00 a.m. (Local Time) three (3) U.S. Government Securities Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance denominated in a Foreign Currency, prior to the date of the requested conversion or continuation, specifying:

2.10.1. the Advance to which such Conversion/Continuation Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses 2.10.3 and 2.10.4 below shall be specified for each resulting Advance),

2.10.2. the requested date, which shall be a Business Day, of such conversion or continuation,

2.10.3. the Agreed Currency, the aggregate amount and Type of the Advance which is to be converted or continued, and

2.10.4. the amount of such Advance which is to be converted into or continued as a Term Benchmark Advance and the duration of the Interest Period applicable thereto.

Promptly after receipt of any Conversion/Continuation Notice, the Administrative Agent shall provide the Lenders with notice thereof.

Notwithstanding the foregoing, in no event shall a Borrower be permitted to request pursuant to this Section 2.10 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate shall only apply to the extent provided in Sections 2.12 (solely with respect to the Central Bank Rate), 3.3.2 and 3.3.6, as applicable).

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted into a Floating Rate Advance pursuant to and in accordance with the terms of Section 2.10, to but excluding the date it is paid or is converted pursuant to and in accordance with the terms of Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each RFR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to but excluding the date it is paid or is converted in accordance with the terms of Section 2.10 hereof, at a rate per annum equal to the RFR Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Term Benchmark Rate applicable to such Term Benchmark Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12. No Conversion or Continuation of Term Benchmark Advances After Default; Rates Applicable After Default. Notwithstanding any contrary provision hereof, if a Default or Unmatured Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as a Default or Unmatured Default has occurred and is continuing or the Required Lenders otherwise agree (i) no outstanding Advance may be converted to or continued as a Term Benchmark Advance and (ii) unless repaid, (x) each Term Benchmark Advance denominated in Dollars shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto and (y) each Term Benchmark Advance and each RFR Advance, in each case denominated in a Foreign Currency, shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans or Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (1) converted to a Floating Rate Advance denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period therefor (in the case of Term Benchmark Loans) or immediately (in the case of RFR Loans) or (2) prepaid at the end of the Interest Period therefor (in the case of Term Benchmark Loans) or immediately (in the case of RFR Loans), as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (A) the date that is three Business Days after receipt by the Company of such notice and (B) the last day of the current Interest Period for the applicable Term Benchmark Loan, the applicable Borrower shall be deemed to have elected clause (1) above. During the continuance of a Default (including the Borrowers’ failure to pay any Loan at maturity) the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) the Advances shall bear interest at the rate otherwise applicable thereto plus 2% per annum, (ii) the LC Fee shall be increased by 2% per annum and (iii) all other fees or other Obligations outstanding under the Loan Documents shall bear interest at the rate otherwise applicable thereto plus 2% per annum (or, if no interest rate is applicable thereto, at the Floating Rate plus 2% per annum), provided that, during the continuance of a Default under Section 7.2, 7.6 or 7.7 or at any time while the Obligations shall have been accelerated in accordance with the terms of this Agreement, such interest rate and such increase in the LC Fee set forth above shall be applicable to all Credit Extensions, Advances, fees and other Obligations arising under the Loan Documents without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender.

2.13. Method of Payment.

2.13.1. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations arising hereunder shall be made, without setoff, deduction, recoupment or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Local Time) on the date when due and shall (except in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Lenders) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Loans and Term Benchmark Loans denominated in Dollars, such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (b) with respect to RFR Loans and Term Benchmark Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Each reference to the Administrative Agent in this

Section 2.13 shall also be deemed to refer, and shall apply equally, to the applicable LC Issuer, in the case of payments required to be made by the applicable Borrower to such LC Issuer pursuant to Section 2.21.6. The Administrative Agent is hereby authorized to charge the account of the Borrowers maintained with JPMorgan or any of its Affiliates for each payment of principal, interest and fees in respect of Credit Extensions denominated in Dollars as it becomes due hereunder.

2.13.2. Notwithstanding the foregoing provisions of this Section 2.13, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by any Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.14. Noteless Agreement; Evidence of Indebtedness.

2.14.1. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

2.14.2. The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (d) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

2.14.3. The entries maintained in the accounts maintained pursuant to clauses 2.14.1 and 2.14.2 above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations arising under the Loan Documents in accordance with their terms.

2.14.4. Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (each, a “Note”). In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses 2.14.1 and 2.14.2 above.

2.15. Telephonic Notices. Solely in respect of Advances and/or Loans denominated in Dollars, and subject at all times to the requirements of Section 2.9, the Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of a Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance and each RFR Advance shall be payable in arrears on each Interest Payment Date, commencing with the first such Interest Payment Date to occur after the Closing Date, and on the applicable Facility Termination Date. Interest accrued on each Term Benchmark Advance shall be payable on each Interest Payment Date, on any date on which the Term Benchmark Advance is prepaid, whether by acceleration or otherwise, and on the applicable Facility Termination Date. Interest on Term Benchmark Advances denominated in Dollars or Euro, RFR Advances denominated in Dollars, LC Fees and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Term Benchmark Advances denominated in Canadian Dollars, RFR Advances denominated in Pounds Sterling or Canadian Dollars, CBR Loans based on the Canadian Prime Rate and Floating Rate Advances in respect of which the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall instead be due on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the applicable LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each RFR Advance or Term Benchmark Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Subject to the provisions of Section 3.6, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuers may book the Facility LCs at any Lending Installation selected by such Lender or the applicable LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the applicable LC Issuer, as the case may be, for the benefit of any such Lending Installation. Subject to the provisions of Section 3.6, each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made. In addition, each such Lender that books its Loans and its participation in any LC Obligations at any Lending Installation and each LC Issuer that books the Facility LCs issued by it at any Lending Installation as provided in this Section 2.18, (i) shall keep a register for the registration relating to each such Loan, LC Obligation and Facility LC, as applicable, specifying such Lending Installation’s name, address and entitlement to payments of principal and interest or any other payments with respect to such Loan, LC Obligation and Facility LC, as applicable, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such Lending Installation receives payment with respect to such Loans, LC Obligations and Facility LCs, as applicable as the case may be, from each such Lending Installation, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Lending Installation were a Lender under Section 3.5.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date and time it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan, including the interest rate applicable pursuant to Section 2.12.

2.20. Replacement of Lender. The Borrowers shall have the right, in their sole discretion, at any time and from time to time to replace the Commitments of any Lender (an “Affected Lender”), in whole, (a) if such Lender has failed or refused to make available the full amount of any Loans as required by its applicable Commitment hereunder, (b) if such Lender has been merged or consolidated with, or transferred all or substantially all of its assets to, or otherwise been acquired by any other Person, (c) if such Lender (or its Participant) has demanded that the Borrowers make any additional payment pursuant to Section 3.1, 3.2 or 3.5, or if such Lender’s obligation to make or continue, or convert Floating Rate Advances into, Term Benchmark Advances has been suspended pursuant to Section 3.3, (d) if such Lender has become a Defaulting Lender, (e) if such Lender enters into, or purports to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement or (f) if such Lender or its Lender Parent becomes the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur); provided, however that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be replaced as of such date and to comply with the requirements of Section 13.3 applicable to assignments (provided, that no consent of the Affected Lender shall be required for such assignment) and (ii) the Borrowers shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, to the extent applicable, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender.

Each party hereto agrees that (x) an assignment required pursuant to the foregoing paragraph or Section 10.18 of this Agreement may be effected pursuant to an Assignment Agreement (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Affected Lender or Non-Consenting Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Affected Lender or Non-Consenting Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

2.21. Facility LCs.

2.21.1. Issuance; Transitional Facility LCs.

(a) Issuance. The LC Issuers may, on the terms and conditions set forth in this Agreement and subject to their respective discretion, issue standby and performance letters of credit denominated in Dollars or other Agreed Currencies (each, together with the letters of credit deemed issued by the LC Issuers hereunder pursuant to Section 2.21.1(b), a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar Equivalent of the outstanding LC Obligations shall not exceed $40,000,000; provided such sublimit may be increased, in an amount not to exceed $100,000,000 in the aggregate, from time to time upon agreement between the Administrative Agent and Borrowers, so long as any such increase has been appropriately agreed to by a Lender (that is or shall become an LC Issuer), on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, that any Facility LC (x) may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended for a specific time period unless the applicable LC Issuer gives notice to the beneficiary of such Facility LC at least a specified time prior to the expiry date then in effect, (y) may have an expiration date more than one year from the date of issuance if required under related industrial revenue bond documents and agreed to by the applicable LC Issuer and the Administrative Agent and/or (z) may have an expiration date up to one (1) year later than the fifth (5th) Business Day prior to the Facility Termination Date if the applicable Borrower has deposited or delivered Cash Collateral on or before the fifth (5th) Business Day prior to the Facility Termination Date in an amount equal to 103% of the LC Obligations with respect to such Facility LC. Notwithstanding anything herein to the contrary, the LC Issuers shall have no obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, His Majesty’s Treasury of the United Kingdom or in an EU member state, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (iii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing, amending or extending such Facility LC, or request that such LC Issuer refrain from issuing, amending or extending such Facility LC, or any law applicable to such LC Issuer prohibit the issuance, amendment or extension of letters of credit generally or such Facility LC in particular, or any such order, judgment or decree, or law shall impose upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital or liquidity requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such LC in good faith deems material to it, or (iv) in any manner that would result in a violation of one or more policies of the relevant LC Issuer applicable to letters of credit generally.

(b) Transitional Provision. Schedule 2.21 contains a schedule of certain letters of credit issued for the account of the Company and/or the Borrowers prior to the Closing Date. From and after the Closing Date such letters of credit shall be deemed to be Facility LCs issued pursuant to this Section 2.21.

2.21.2. Participations. On the Closing Date, with respect to the Facility LCs identified on Schedule 2.21, and upon the issuance or Modification by the applicable LC Issuer of a Facility LC in accordance with this Section 2.21, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender having a Revolving Commitment, and each such Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.21.3. Notice. Subject to Section 2.21.1, the applicable Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Local Time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC (or such shorter period as shall be agreed to by the Borrowers, the Administrative Agent and the applicable LC Issuer), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the applicable LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.21.4. LC Fees. With respect to each Standby LC, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders having a Revolving Commitment ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for RFR Loans and Term Benchmark Loans in effect from time to time on the average daily undrawn stated amount under such Standby LC, such fees to be payable in arrears on each Payment Date (each such fee described in this sentence being an “LC Fee”). The Borrowers shall also pay to each LC Issuer for its own account (x) a fronting fee equal to 0.125% per annum on the average daily undrawn stated amount available for drawing under each such Facility LC issued by such LC Issuer, such fees to be payable in arrears on each Payment Date, and (y) other customary, documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the applicable LC Issuer’s standard schedule for such charges as in effect from time to time. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Facility LCs denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Facility LCs denominated in a Foreign Currency shall be paid in such Foreign Currency.

2.21.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by such LC Issuer as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence, bad faith or willful misconduct by the applicable LC Issuer as determined in a final non-appealable judgment by a court of competent jurisdiction, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default, the Facility Termination Date or any condition precedent or other circumstance whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.21.6 below and there is not Cash Collateral available to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the applicable LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Local Time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the applicable Overnight Rate.

2.21.6. Reimbursement by the Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuers on or before the applicable LC Payment Date (or, in the event that the Company receives notice of the applicable LC Payment Date pursuant to Section 2.21.5 above at any time after 10:00 a.m. (Local Time) on such LC Payment Date, shall be obligated to reimburse such LC Issuer on or before the first Business Day after the applicable Borrower’s receipt of such notice) for any amounts to be paid by any LC Issuer upon any drawing under any Facility LC issued by such LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not special, indirect, consequential or punitive) damages suffered by such Borrower or such Lender to the extent, but only to the extent, determined in a final non-appealable judgment by a court of competent jurisdiction, caused by (i) the willful misconduct, bad faith or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the applicable LC Issuer’s unlawful failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Commencing on the date that the Administrative Agent gives notice to the Company by 10:00 a.m. (Local Time) as required under Section 2.21.5 of the applicable LC Payment Date, all such amounts paid by any LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata

Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the applicable Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.21.7. Obligations Absolute. The Borrowers’ obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and no Borrower’s Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.

2.21.8. Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.21, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.21.9. Indemnification. The Obligors hereby agree to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which any LC Issuer may incur

(i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Obligors may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Obligors shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, as determined in a final non-appealable judgment by a court of competent jurisdiction, caused by (x) the willful misconduct, bad faith or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by such LC Issuer complied with the terms of such Facility LC or (y) any LC Issuer’s unlawful failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Obligors under any other provision of this Agreement.

2.21.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such indemnitees’ gross negligence, bad faith or willful misconduct or the applicable LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.21 or any action taken or omitted by such indemnitees hereunder.

2.21.11. Facility LC Collateral Account.

(a) Each Borrower agrees that it will, as required by Section 8.1 and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in this Section 2.21.11, or otherwise deposit or deliver Cash Collateral for the related LC Obligations in accordance with the definition of “Cash Collateral”. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Unless otherwise agreed between the Administrative Agent and the Company, the Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by clause (d) below.

(b) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account apply such funds to the payment of the Obligations as shall from time to time have become due and payable by any Borrower to the Lenders or the LC Issuers under the Loan Documents.

(d) If any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been paid in full in cash or Cash Collateralized (other than by the Facility LC Collateral Account) and the Aggregate Revolving Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

2.21.12. Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.21.13. LC Issuer Agreements. Each LC Issuer agrees that, unless otherwise requested by the Administrative Agent, such LC Issuer shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Facility LCs during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such LC Issuer expects to issue, amend, renew or extend any Facility LC, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Facility LCs to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such LC Issuer pays any amount in respect of one or more drawings under Facility LCs, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrowers fail to reimburse any amount required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount and currency of such payment in respect of Facility LCs and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request with respect to any Facility LCs.

2.21.14. Replacement and Resignation of LC Issuer.

(a) An LC Issuer may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.21.4. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(b) Subject to the appointment and acceptance of a successor LC Issuer, any LC Issuer may resign as an LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such LC Issuer shall be replaced in accordance with Section 2.21.14(a) above.

2.22. Subsidiary Borrowers. So long as no Default or Unmatured Default has occurred and is continuing, the Company may at any time or from time to time, add as a party to this Agreement any Wholly-Owned Subsidiary of the Company to be a Subsidiary Borrower hereunder by the execution and delivery to the Administrative Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary containing the written consent of the Borrowers, (b) such guaranty and subordinated intercompany indebtedness documents as may be reasonably required by the Administrative Agent and such other opinions, agreements, documents, certificates or other items as may be required by Section 4.3, and (c) in the case of a Foreign Subsidiary which is a Wholly-Owned Subsidiary, receipt of evidence reasonably satisfactory to the Administrative Agent that such Subsidiary would not, in its capacity as a Subsidiary Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or any Lender as a result of such Subsidiary’s status as a Subsidiary Borrower, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Closing Date. The Company may elect that such Subsidiary Borrower be a Subsidiary Borrower only with respect to one or more Classes hereunder and a Guarantor with respect to the remaining Class or Classes hereunder, which such election shall be set forth in the Assumption Letter. No Foreign Subsidiary may be a Subsidiary Borrower without the consent of the Administrative Agent and each of the Lenders. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of such Subsidiary Borrower have expired or been returned and terminated or been Cash Collateralized and all other Obligations of such Subsidiary Borrower under this Agreement (other than contingent indemnity obligations and other contingent obligations owing under this Agreement) shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” or “Borrower,” and such Subsidiary Borrower shall be released from any future liability as a “Subsidiary Borrower” or “Borrower” hereunder or under the other Loan Documents. The Administrative Agent shall give the Lenders written notice of the addition of any Subsidiary Borrowers to this Agreement.

2.23. Expansion Option. The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $400,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or provide new Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (and each LC Issuer solely in respect of an Augmenting Lender in respect of a Revolving Loan or a Revolving Commitment related thereto) (in each case not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit I hereto, and (y) in the case of an Augmenting Lender, the

Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit J hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.23. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.23 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders. The Administrative Agent shall notify each Lender of the effectiveness of such increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.23. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in Section 4.2.1 and Section 4.2.2 shall be satisfied or waived by each of the Lenders with a Revolving Commitment and any Increasing Lender and Augmenting Lender providing Loans in respect of such tranche of Incremental Term Loans and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.18 and (ii) the Administrative Agent shall have received (x) documents and opinions consistent with those delivered on the Closing Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (y) a consent and reaffirmation of the Guaranty executed by each Guarantor, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent. On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) except in the case of Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.9). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount deemed prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Facility Termination Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Facility Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Facility Termination Date and (ii) the Incremental Term Loans may be priced differently (and have different fees) than the Revolving Loans, in each case, subject to the mutual agreement of the Company and the Lenders providing such Incremental Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, to effect the provisions of this Section 2.23. Nothing contained in this Section 2.23 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time. In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.23, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act. This Section 2.23 shall supersede any provisions in Section 8.2 to the contrary.

2.24. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Administrative Agent or any Lender then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the relevant Borrower shall notify the Administrative Agent in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that no Borrower pay, and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by such Borrower under applicable law. The right to accelerate maturity of any of the Obligations arising under the Loan Documents does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Administrative Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, each Borrower covenants, to the fullest extent permitted by law that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against the Administrative Agent or any Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from such Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement. Each Borrower, the Administrative Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 2.24 shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section 2.24 is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by such Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

2.25. Judgment Currency. If for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.26. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Extension to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Extension any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the applicable LC Issuer (if such Credit Extension is a Facility LC) or the Required Lenders make it impracticable for the RFR Advances or Term Benchmark Advances or Facility LCs comprising such Credit Extension to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) the Dollar Equivalent of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Extension is a Facility LC, the applicable LC Issuer, and such Credit Extensions shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.9.2, be made on the date of such Credit Extension in Dollars, (a) if such Credit Extension is an Advance, in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Extension that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be or (b) if such Credit Extension is a Facility LC, in a face amount equal to the Dollar Equivalent of the face amount specified in the related request or application for such Facility LC, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Extension that (i) it elects not to request the issuance of such Facility LC on such date or (ii) it elects to have such Facility LC issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Facility LC would in the reasonable opinion of the applicable LC Issuer, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Equivalent of the face amount specified in the related request or application for such Facility LC, as the case may be.

2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

2.27.1. fees shall cease to accrue on any Commitment of such Defaulting Lender pursuant to Section 2.6.1;

2.27.2. the Commitments and Aggregate Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that, except as otherwise provided in Section 8.2, this clause 2.27.2 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

2.27.3. if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(a) all or any part of such LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) that such reallocation does not, as to any non-Defaulting Lender, cause the Dollar Equivalent of such non-Defaulting Lender’s Aggregate Outstanding Revolving Credit Exposure to exceed its Revolving Commitment, and (y) the conditions set forth in Section 4.2 are satisfied at such time; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, within one (1) Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the applicable LC Issuer only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such LC Exposure is outstanding;

(c) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.21.4 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(d) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.27.3, then the fees payable to the Lenders pursuant to Section 2.21.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(e) if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the LC Issuers or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and LC Fees payable under Section 2.21.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable LC Issuer until and to the extent that such LC Exposure is Cash Collateralized and/or reallocated; and

2.27.4. so long as such Lender is a Defaulting Lender, no LC Issuer shall be required to issue, amend or increase any Facility LC unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with Section 2.27.3, and participating interests in any such newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27.3(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such LC Issuer shall not be required to issue, amend or increase any Facility LC, unless such LC Issuer shall have entered into arrangements with the Company and the Borrowers or such Lender, satisfactory to such LC Issuer, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the LC Issuers agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, (ii) on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share and (iii) all Cash Collateral posted to secure LC Exposure related to such Defaulting Lender shall be promptly returned to the Company.

2.28. [Reserved].

2.29. Extensions of Commitments.

2.29.1. The Company may from time to time, pursuant to the provisions of this Section 2.29, agree with one or more Lenders holding Commitments to extend the Facility Termination Date applicable thereto, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders (or all Lenders of one or more Classes), in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In connection with each Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Facility Termination Date then in effect, of the requested new Facility Termination Date for the extended Commitments (each an “Extended Termination Date”) and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension and the Commitment of each such non-extending Lender shall terminate on the Facility Termination Date then in effect for such non-extending Lender prior to giving effect to such Extension and the outstanding principal balance of all Loans of each applicable Class and other amounts payable hereunder to such non-extending Lender relating thereto shall become due and payable on such existing Facility Termination Date then in effect and, with respect to any extension of the Facility Termination Date applicable to the Revolving Commitments, the Aggregate Revolving Commitments hereunder shall be reduced by the Revolving Commitments of the non-extending Lenders so terminated on such existing Facility Termination Date then in effect.

2.29.2. Each Extension shall be subject to the following conditions:

(a) no Default or Unmatured Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(b) the representations and warranties contained in Article V (other than the representations and warranties contained in Section 5.5, clause (a) of the first sentence of Section 5.7, and Section 5.16, which shall only be required to be made on the Closing Date) shall be true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) at the time of such Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date;

(c) except as to interest rates, fees and termination date, the Commitments, if any, and Loans of any Class of any Lender extended pursuant to any Extension shall have the same terms as the Commitments, if any, and Loans of such Class of the Lenders that did not agree to the Extension Offer;

(d) the Extended Termination Date pursuant to such Extension shall be, at the Company’s election, any date on or before the one-year anniversary of the Facility Termination Date then in effect; provided, that the Extended Termination Date shall not be more than five (5) years from the effective date of such Extension;

(e) there shall be no more than two (2) Extensions with respect to any Class during the term of this Agreement;

(f) if the aggregate amount of Commitments, if any, and Loans of any Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments, if any, and Loans of such Class offered to be extended by the Company pursuant to the relevant Extension Offer, then such Commitments and Loans of such Class, as applicable, shall be extended ratably up to such maximum amount based on the relative Commitments or Loans of the Lenders that accepted such Extension Offer;

(g) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(h) any applicable Minimum Extension Condition shall be satisfied;

(i) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Company; and

(j) the Company shall first make such prepayments of the outstanding Loans of each applicable Class and second, if applicable, provide such Cash Collateral (or make such other arrangements satisfactory to the applicable LC Issuers) with respect to the outstanding Facility LCs, as shall be required such that, after giving effect to the termination of the Commitments, if any, and repayment of any Loans of any applicable Class of the non-extending Lenders pursuant to Section 2.29.1, the Aggregate Outstanding Revolving Credit Exposure less the face amount of any Facility LC supported by any such Cash Collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

2.29.3. In addition to the conditions set forth in Section 2.29.2 above, the consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Company’s discretion and specified in the relevant Extension Offer, but in no event less than $100,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 12.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.29, including to any payment of interest or fees in respect of any Commitments or Revolving Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Revolving Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.

2.29.4. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.29. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.29 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Company in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Company unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Company by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Company and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.29.

2.29.5. In connection with any Extension, the Company shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.29.

2.29.6. This Section 2.29 shall supersede any provision in Section 8.2 to the contrary.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If any Change in Law:

3.1.1. subjects the Administrative Agent, any Lender or any applicable Lending Installation or any LC Issuer to any taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes or (C) Other Taxes), or

3.1.2. imposes, modifies or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the applicable interest rate), or

3.1.3. imposes any other condition (other than Taxes, Excluded Taxes or Other Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Loans or Commitments, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Loans or Commitments, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Loans or Commitments, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making, continuing, converting or maintaining its Loans or Commitments or of issuing or participating in Facility LCs or to reduce the return received by the Administrative Agent, such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Loans or Commitments, Facility LCs or participations therein, then, within thirty (30) days of demand by the Administrative Agent, such Lender, or LC Issuer, the Borrowers shall pay the Administrative Agent, such Lender or LC Issuer such additional amount or amounts as will compensate the Administrative Agent, such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received (which determination of increased cost or reduction shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable LC Issuer under agreements having provisions similar to this Section 3.1 after consideration of such factors as such Lender or such LC Issuer then reasonably determines to be relevant); provided, that the Borrowers shall not be required to compensate a Lender or LC Issuer under this Section 3.1 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such increased costs or reductions and of such Lender’s or LC Issuer’s demand for compensation therefor in accordance with this Agreement; provided, further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive such 90-day period shall be extended to include the period of retroactive effect.

3.2. Changes in Capital Adequacy Regulations. If a Lender or any LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender, such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any Person controlling such Lender or such LC Issuer, is increased as a result of (i) a Change in Law or (ii) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, within thirty (30) days of demand by such Lender, or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity, as applicable, which such Lender or such LC Issuer determines is attributable to this Agreement, its Aggregate Outstanding Revolving Credit Exposure or all of any portion of its Aggregate Revolving Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy and liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable (which determination of increased cost or reduction shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable LC Issuer under agreements having provisions similar to this Section 3.2 after consideration of such factors as such Lender or such LC Issuer then reasonably determines to be relevant); provided, that the Borrowers shall not be required to pay to such Lender or LC Issuer such additional amounts under this Section 3.2 for any amount incurred as a result of such Change in Law or other change in Risk-Based Capital Guidelines more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such Change in Law and demands compensation relating to such Change in Law or other change in Risk-Based Capital Guidelines in accordance with this Agreement; provided, further, that if such Change in Law or other change in Risk-Based Capital Guidelines giving rise to such amounts is retroactive such 90-day period shall be extended to include the period of retroactive effect.

3.3. Availability of Types of Advances; Benchmark Replacement Setting.

3.3.1. Subject to Sections 3.3.2, 3.3.3, 3.3.4, 3.3.5 and 3.3.6, if:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or RFR for the applicable Agreed Currency; or

(b) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof (in reasonable detail) to the Company and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Administrative Agent promptly after its determination that such circumstances have ceased to exist) with respect to the relevant Benchmark and (y) the Borrowers deliver a new Conversion/Continuation Notice in accordance with the terms of Section 2.10 or a new Borrowing Notice in accordance with the terms of Section 2.9, (A) for Loans denominated in Dollars, (1) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be a Conversion/Continuation Notice or a Borrowing Notice, as applicable, for (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 3.3.1(a) or (b) above or (y) a Floating Rate Advance if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 3.3.1(a) or (b) above and (2) any Borrowing Notice that requests an RFR Advance shall instead be deemed to be a Borrowing Notice, as applicable, for a Floating Rate Advance and (B) for Loans denominated in a Foreign Currency, any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance or an RFR Advance, in each case, for the relevant Benchmark shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then all other Types of Advances shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.3.1 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which notice shall be given by the Administrative Agent promptly after its determination that such circumstances have ceased to exist) and (y) the Borrowers deliver a new Conversion/Continuation Notice in accordance with the terms of Section 2.10 or a new Borrowing Notice in accordance with the terms of Section 2.9, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 3.3.1(a) or (b) above or (y) a Floating Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 3.3.1(a) or (b) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided, that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the Term Benchmark Rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same Term Benchmark Rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in such Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into Floating Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.

3.3.2. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

3.3.3. Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

3.3.4. The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause 3.3.5 below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Except as expressly provided in this Agreement, any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole reasonable good faith discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.

3.3.5. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

3.3.6. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Advance or RFR Advance of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any such request for (1) a Term Benchmark Advance denominated in Dollars into a request for an Advance of or conversion to (A) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not the subject of a Benchmark Transition Event or (B) a Floating Rate Advance if the Adjusted Daily Simple RFR for Dollar Advances is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Advance or RFR Advance denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.3, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an

RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not the subject of a Benchmark Transition Event or (y) a Floating Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan and (B) for Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the Term Benchmark Rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same Term Benchmark Rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into Floating Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.

3.4. Funding Indemnification.

3.4.1. With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under this Agreement and is revoked in accordance herewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Facility LC (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.4.2. With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of a Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under this Agreement and is revoked in accordance herewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Facility LC (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each

Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.5. Taxes.

3.5.1. All payments by the Borrowers to or for the account of any Lender, any LC Issuer or Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes, except as required by law. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or Agent, (i) subject to Section 3.5.5, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent a copy of a receipt, or other evidence reasonably satisfactory to the Administrative Agent, evidencing payment thereof within thirty (30) days after such payment is made.

3.5.2. In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (excluding, in each case, Excluded Taxes) which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

3.5.3. Subject to Section 3.5.5, the Borrowers hereby agree to indemnify the Agents, the LC Issuers and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agents, the LC Issuers or such Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agents, the LC Issuers or such Lender makes demand therefor in accordance with Section 3.6.

3.5.4. Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable, in each case together with any required statements or attachments, and certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of each such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement and the other Loan

Documents without deduction or withholding of any United States federal income taxes (including backup withholding tax), unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender promptly advises the Company and the Administrative Agent in writing that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

3.5.5. For any period during which a Lender has failed to provide the Company with an appropriate form pursuant to clause 3.5.4, above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States, and each Borrower, if required by law to do so, shall be permitted to withhold such Taxes and pay the same to the appropriate United States taxing authority; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause 3.5.4, above, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

3.5.6. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

3.5.7. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.5.8. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5.8.

3.5.9. Within 60 days after receipt of the written request of the Company, each Lender, LC Issuer and Agent shall execute and deliver such certificates, forms or other documents, which in each such case can be reasonably furnished by such Lender, LC Issuer or Agent consistent with the facts and which are reasonably necessary to assist any Borrower in applying for refunds of Taxes remitted by such Borrower hereunder.

3.5.10. Each Lender, LC Issuer and Agent shall also use commercially reasonable efforts to avoid and minimize any amounts which might otherwise be payable by any Borrower pursuant to this Section 3.5, except to the extent that such Lender, LC Issuer or Agent reasonably determines that such efforts would be disadvantageous to such Lender, LC Issuer or Agent, which determination, if made in good faith, shall be binding and conclusive on all parties hereto.

3.5.11. To the extent that the payment of any Lender’s, LC Issuer’s or Agent’s Taxes by any Borrower hereunder gives rise from time to time to a Tax Benefit to such Lender, LC Issuer or Agent in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender, LC Issuer or Agent shall pay to such Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to such Borrower will be determined from time to time by the relevant Lender, LC Issuer or Agent in its sole discretion exercised in good faith, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender, LC Issuer or Agent to such Borrower within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender, LC Issuer or Agent is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the relevant Borrower shall promptly, after notice thereof from such Lender, LC Issuer or Agent, repay to such Lender, LC Issuer or Agent the amount of such Tax Benefit previously paid to such Lender, LC Issuer or Agent and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender’s, LC Issuer’s or Agent’s income tax liability for the taxable period in question is reduced below what would have been payable had the relevant Borrower not been required to pay such Lender’s, LC Issuer’s or Agent’s Taxes hereunder.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Loans or Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable promptly after demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Mitigation of Obligations. If any Lender requests compensation under Section 3.2 or if any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.1 or Section 3.5, then such Lender shall use commercially reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable discretion of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 3.1, Section 3.2 or Section 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses reasonably incurred by any Lender in connection with such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of Agreement. This Agreement shall not become effective unless and until (a) the representations and warranties contained in Article V are true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects), (b) the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced to the Company at least one (1) Business Day in advance of the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder and (c) the Company shall have furnished to the Agents, with sufficient copies (as applicable) for the Lenders, each of the following:

4.1.1. This Agreement and the Guaranty executed by the applicable Loan Parties.

4.1.2. Copies of the articles or certificates of incorporation (or the equivalent thereof) of each Borrower and each Guarantor (each a “Loan Party”), together with all amendments thereto, and a certificate of good standing (or the equivalent), each certified by the appropriate governmental officer in its jurisdiction of incorporation or formation.

4.1.3. Copies, certified by the Secretary, Assistant Secretary or other appropriate officer, manager or member of each Loan Party of its by-laws (or similar organizational document) and of its Board of Directors’ (or other applicable governing body’s) resolutions or other actions authorizing the execution of the Loan Documents to which it is a party.

4.1.4. An incumbency certificate, executed by the Secretary, Assistant Secretary or other appropriate officer, manager or member of each Loan Party, which shall identify by name and title and bear the signatures of the officers of such Loan Party (or its member or manager, as applicable) authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, to request Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

4.1.5. A certificate signed by an Authorized Officer of the Company, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) as of such date, (c) no Material Adverse Effect has occurred since August 31, 2025 and (d) there exists no injunction or temporary restraining order which would prohibit the making of the initial Credit Extensions or any litigation seeking such an injunction or restraining order.

4.1.6. A written opinion of Foley & Lardner LLP, special counsel to the Borrowers and each Guarantor, addressed to the Administrative Agent and the Lenders and in form and substance reasonably acceptable to the Administrative Agent.

4.1.7. Any Notes requested by a Lender pursuant to Section 2.14 payable to each such requesting Lender.

4.1.8. If a Facility LC is to be issued on the Closing Date, a properly completed Facility LC Application with respect thereto.

4.1.9. Evidence satisfactory to the Agents that the Existing Credit Agreement shall have been or shall substantially concurrently with the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been, or shall substantially concurrently with the effectiveness of this Agreement be, paid in full.

4.1.10. At least five days prior to the Closing Date, the Company shall deliver information and documentation reasonably requested by the Administrative Agent or any Lender at least seven days prior to the Closing Date for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

4.1.11. Each document identified on the List of Closing Documents attached hereto as Exhibit F.

The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Without limiting the generality of the foregoing, for purposes of determining compliance with the conditions specified in this Section 4.1 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2. Each Credit Extension. Subject to the terms of Section 1.9 with respect to the incurrence of any Incremental Term Loan, the proceeds of which will be used to consummate a Limited Condition Eligible Transaction, the Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1. There exists no Default or Unmatured Default.

4.2.2. The representations and warranties contained in Article V (other than the representations and warranties contained in Section 5.5, clause (a) of the first sentence of Section 5.7, and Section 5.16, which shall only be required to be made on the Closing Date) are true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Obligors that the conditions contained in Section 4.2.1 and 4.2.2 have been satisfied.

4.3. Initial Advance to Each New Subsidiary Borrower. The Lenders shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

4.3.1. The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrowers, as contemplated by Section 2.22.

4.3.2. Copies of the articles or certificate of incorporation (or the equivalent thereof) of such Subsidiary Borrower, in each case, together with all amendments thereto, and a certificate of good standing (to the extent such concept is applicable in the relevant jurisdiction), each certified by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary, Assistant Secretary, Director, Authorized Officer or other appropriate representative of such Subsidiary Borrower that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

4.3.3. Copies, certified by the Secretary, Assistant Secretary, Director, Authorized Officer or other appropriate representative of such Subsidiary Borrower, of its Board of Directors’ resolutions (and/or resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter.

4.3.4. An incumbency certificate, executed by the Secretary, Assistant Secretary, Director, Authorized Officer or other appropriate representative of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers or other appropriate representatives authorized to sign the Assumption Letter on behalf of such Subsidiary Borrower and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

4.3.5. An opinion of counsel to such Subsidiary Borrower, in form and substance reasonably acceptable to the Administrative Agent.

4.3.6. Guaranty documentation from such Subsidiary Borrower in form and substance acceptable to the Administrative Agent as and to the extent required pursuant to Section 6.10.

4.3.7. The Administrative Agent shall have received all documentation and other information regarding such Subsidiary Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.3.8. With respect to the initial Credit Extension made to any Foreign Subsidiary Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Lender and each LC Issuer is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be reasonably acceptable to the Administrative Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows to each Lender and the Agents as of each of (i) the Closing Date, (ii) the date of the initial Credit Extension hereunder (if different from the Closing Date) and (iii) other than with respect to Section 5.5, clause (a) of the first sentence of Section 5.7, and Section 5.16, each date as required by Section 4.2:

5.1. Existence and Standing. Each of the Loan Parties is duly and properly incorporated, organized or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each Loan Party (to the extent applicable) has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by such Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.3. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (ii) such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien (other than under the Loan Documents) in, of or on the Property of such Loan Party pursuant to the terms of, any such indenture, instrument or agreement, where, solely with respect to this clause (iii), such violation, conflict, default, creation or imposition could reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by such Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations arising under the Loan Documents or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The August 31, 2025 audited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Arrangers and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended.

5.5. Material Adverse Change. Since August 31, 2025, and except as disclosed on Schedule 5.5, there has been no change in the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except (i) such taxes and assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided to the extent required by Agreement Accounting Principles and/or (ii) where the failure to file such return or pay such taxes or assessments could not reasonably be expected to have a Material Adverse Effect.

5.7. Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against the Company or any of its Subsidiaries (a) which could reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise question the validity of any Loan Document.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. Accuracy of Information.

5.9.1. No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which they are made; provided that (a) with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon good faith estimates and assumptions believed to be reasonable at the time (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved), and (b) any representation or warranty made pursuant to this Section 5.9 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Company or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition, is being made to the knowledge of the Company.

5.9.2. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

5.10. Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulations U or X); and upon applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

5.11. [Reserved].

5.12. Compliance With Laws. The Company and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.13. [Reserved].

5.14. ERISA; Foreign Pension Matters. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans, could not reasonably be expected to result in a Material Adverse Effect. Each Plan and each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred and is continuing with respect to any Plan, neither the Company nor any other member of its Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except to the extent that such non-compliance, Reportable Event, withdrawal or termination could not reasonably be expected to result in a Material Adverse Effect.

5.15. Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, except to the extent that such event or prohibited transaction could not reasonably be expected to result in a Material Adverse Effect.

5.16. Environmental Matters.

5.16.1. The Company, its Property and operations and those of its Subsidiaries are in compliance with applicable Environmental Laws, except to the extent of any non-compliance that could not reasonably be expected to have a Material Adverse Effect and/or as set forth on Schedule 5.16. Except as set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16.2. The Company and each of its Subsidiaries have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, except where a failure to obtain such permits, licenses and approvals would not result in a Material Adverse Effect.

5.17. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance. The Property of the Company and its Subsidiaries is insured in such amounts, with such deductibles and covering such properties and risks as is required under Section 6.6.

5.19. Solvency. As of the Closing Date, after giving effect to (i) any Credit Extensions to be made on the Closing Date, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.

5.20. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Facility LC, use of proceeds thereof or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

5.21. Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.22. Outbound Investment Rules. To the extent the Outbound Investment Rules apply to the transactions contemplated by this Agreement, (a) neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules and (b) neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or, to their knowledge, indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) to their knowledge (after reasonable investigation), any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that, to their knowledge (after reasonable investigation), would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting sufficient to enable the preparation of financial statements in accordance with generally accepted accounting principles, and furnish to the Administrative Agent (if applicable, for delivery to each of the Lenders):

6.1.1. Within ninety (90) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of each of its fiscal years, an audit report certified by independent certified public accountants of recognized national standing or otherwise acceptable to the Required Lenders and with such certifications to be free of exceptions and qualifications not acceptable to the Required Lenders (it being understood that any such report may include, without limitation, (i) qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles or in the application thereof, (ii) a going concern qualification with respect to any upcoming maturity of Indebtedness and/or (iii) references regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors, or any successor or similar provision of generally accepted accounting principles), prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows.

6.1.2. Within forty-five (45) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation in all material respects and compliance with Agreement Accounting Principles by its chief financial officer, chief accounting officer or treasurer.

6.1.3. Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with Section 6.18 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4. Reasonably promptly and in any event within ten (10) Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan, or any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said Reportable Event or material unfunded liability and the action which the Company proposes to take with respect thereto, which, in any case, could reasonably be expected to have a Material Adverse Effect.

6.1.5. Reasonably promptly and in any event within ten (10) Business Days after receipt by the Company, a copy of (a) any notice or claim of a Governmental Authority to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice from a Governmental Authority alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.6. Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

6.1.7. Promptly upon the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) or regular reports not otherwise provided pursuant to this Section 6.1 which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

6.1.8. Promptly upon any Authorized Officer of the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against the Company or any of its Subsidiaries or with respect to any property of the Company or any of its Subsidiaries, which action, suit, proceeding, investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

6.1.9. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

6.1.10. Such other information (including non-financial information) as any Agent may from time to time reasonably request (except such plans and forecasts which have not been made available by the Company to its creditors).

Any document required to be furnished pursuant to Sections 6.1.1, 6.1.2, 6.1.6 or 6.1.7 shall be deemed to have been furnished on the date on which the Company has filed such document with the U.S. Securities and Exchange Commission and such document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge. Each Lender shall be solely responsible for timely accessing posted documents.

If any financial materials, certificates, reports or notices are required to be delivered pursuant to this Agreement on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

6.2. Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, refinancing the Indebtedness under the Existing Credit Agreement, repurchases of the Capital Stock of the Company and Permitted Acquisitions, and to pay fees and expenses incurred in connection with this Agreement. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations T, U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder. No Borrower will request any Advance or Facility LC, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, His Majesty’s Treasury of the United Kingdom or in an EU member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer becomes aware thereof, the Company will give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct no line of business other than those conducted by the Company and/or its Subsidiaries as of the Closing Date and any fields of enterprise reasonably similar, related, complementary, incidental or ancillary thereto or that are reasonable extensions, developments or expansions thereof. Except as otherwise permitted by Section 6.12, the Company will, and will cause each Loan Party to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such good standing or authority could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, nothing in this Section 6.4 shall prevent the Company and its Subsidiaries from discontinuing any line of business or liquidating, dissolving or disposing of any Subsidiary if (i) no Default or Unmatured Default is in existence or would be caused thereby and (ii) the Company determines in good faith that such termination, liquidation, dissolution or disposition is in the best interest of the Company and its Subsidiaries taken as a whole.

6.5. Taxes. The Company will, and will cause each Subsidiary to, file on a timely basis complete and correct United States federal and material foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate action and with respect to which adequate reserves have been set aside to the extent required by Agreement Accounting Principles and/or (ii) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

6.6. Insurance. The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance on its Property in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except as could not reasonably be expected to result in a Material Adverse Effect, and the Company will furnish to any Lender promptly after request full information as to the insurance carried.

6.7. Compliance with Laws; Maintenance of Plans. The Company will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and the Code, and the regulations and interpretations thereunder, where in the case of either (i) or (ii) above the failure to so comply could reasonably be expected to have a Material Adverse Effect. Additionally, the Company will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8. [Reserved].

6.9. Inspection; Keeping of Books and Records.

6.9.1. The Company will, and will cause each Subsidiary to, permit the Agents and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as any Agent or Lender may designate; provided that, so long as no Default has occurred and is continuing, no more than one (1) such inspection shall occur per fiscal year. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives. Unless a Default has occurred and is then continuing, each Lender shall give the Company not less than ten (10) Business Days’ prior written notice of its intent to conduct such visit or inspection. To the extent that any Lender, in the course of such visit or inspection, obtains possession of any proprietary information pertaining to the Company or any Subsidiary, such Lender shall handle such information in accordance with the requirements of Section 10.11. Notwithstanding the foregoing or any other provision of any Loan Document to the contrary, no Loan Party nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any of its Subsidiaries, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product doctrine or (iii) that constitutes non-financial trade secrets or non-financial proprietary information.

6.9.2. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which entries sufficient to enable the preparation of financial statements in conformity with Agreement Accounting Principles in all material respects shall be made of all dealings and transactions in relation to their respective businesses and activities (except that any Foreign Subsidiary may comply with local accounting principles).

6.10. Addition of Guarantors. By no later than (x) the date upon which financial statements for the fiscal quarter during which such Domestic Subsidiary becomes a Material Subsidiary of the Company are due under Section 6.1.1 or Section 6.1.2, as applicable, or (y) in the case of any Domestic Subsidiary that is a Material Subsidiary which is formed or acquired in connection with a Specified Acquisition, thirty (30) days following the date of consummation of such Specified Acquisition, or in each case, by such later date as may be agreed upon by the Administrative Agent in its discretion, the Company shall cause each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) that is a Material Subsidiary to deliver to the Administrative Agent a duly executed Guaranty or supplement to an existing Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions of such Guaranty; provided that, if at any time, after the elimination of intercompany items, (i) the aggregate amount of the book value of assets of all Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) that are not Supporting Subsidiaries exceeds fifteen percent (15%) of the aggregate book value of the Consolidated Total Assets of the Company and its Domestic Subsidiaries, or (ii) the total revenues of all Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) determined in accordance with Agreement Accounting Principles that are not Supporting Subsidiaries exceeds fifteen percent (15%) of the Company’s consolidated total revenues, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1.1 (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1.1, as reported in the financial statements identified in Section 5.4), then the Company shall cause additional Domestic Subsidiaries (other than any Excluded Domestic Subsidiary) to become parties to a Guaranty as Guarantors thereunder in order to eliminate such excess, and to remain parties thereto for so long as is necessary to eliminate such excess; provided, further that no Subsidiary shall be liable (as a primary obligor, guarantor or otherwise) for the obligations of the Company or any other Loan Party under the 2.150% senior unsecured notes due December 15, 2030 issued by Acuity Brands Lighting, Inc., or any Permitted Refinancing Indebtedness in respect thereof, without being a Guarantor hereunder. For the avoidance of doubt, it is hereby understood and agreed that all determinations and calculations in respect of the Consolidated Total Assets of the Company and its Domestic Subsidiaries and the Company’s consolidated revenues for purposes of this Section 6.10 shall exclude any assets and/or any revenues of any Excluded Domestic Subsidiary.

6.11. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except:

6.11.1. The Obligations.

6.11.2. Indebtedness existing on the Closing Date and described on Schedule 6.11, and Permitted Refinancing Indebtedness (and successive renewals, refinancings, extensions and replacements constituting Permitted Refinancing Indebtedness) in respect thereof.

6.11.3. Indebtedness owed (a) to any Obligor or Guarantor by any Obligor or Guarantor, (b) to any Subsidiary that is not an Obligor or Guarantor by any other Subsidiary that is not an Obligor or Guarantor, and (c) to any Obligor or Guarantor by any Subsidiary that is not an Obligor or Guarantor in an aggregate outstanding principal amount under this clause (c) not to exceed, at the time of incurrence, the greater of (i) $500,000,000 and (ii) 10.0% of Consolidated Total Assets.

6.11.4. Receivables Facility Attributed Indebtedness in an aggregate outstanding principal amount not to exceed, at the time of incurrence, the greater of (i) $500,000,000 and (ii) 10.0% of Consolidated Total Assets.

6.11.5. Indebtedness (a) in an aggregate outstanding principal amount not to exceed $100,000,000 incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring, constructing, renovating or upgrading any specific fixed asset of such Subsidiary (including without limitation Capitalized Leases), to the extent that such Indebtedness is incurred (1) at a time when no Default or Unmatured Default has occurred and is continuing or would result from such incurrence and (2) within eighteen (18) months after the acquisition or completion of construction, renovation or upgrade of such fixed asset, and (b) Permitted Refinancing Indebtedness (and successive renewals, refinancings, extensions and replacements constituting Permitted Refinancing Indebtedness) in respect thereof.

6.11.6. Additional Indebtedness (including, without limitation, the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted under Section 6.13.18) in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof, the greater of (x) $500,000,000 and (y) 10.0% of Consolidated Total Assets.

6.11.7. Indebtedness constituting (i) reimbursement obligations with respect to letters of credit, banker’s acceptances and similar instruments issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement type obligations relating to workers’ compensation claims incurred in the ordinary course of business, and (ii) obligations in respect of performance and surety, stay, customs, appeal and performance bonds, performance and completion guarantees and similar instruments or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business.

6.11.8. Additional unsecured Indebtedness represented by the guaranty by any Subsidiary of any Indebtedness of the Company or any other Obligor or Guarantor.

6.12. Consolidations and Mergers; Permitted Acquisitions.

6.12.1. Consolidations and Mergers(a) . The Company will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of any Borrower (other than any Subsidiary Borrower ceasing to be a Borrower in accordance with this Agreement in connection therewith) or such Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any other Person, provided that if, upon giving effect to any of the following, no Default will be in existence: (i) any Subsidiary may merge or consolidate with, or dispose of assets to, the Company if, in the case of such a merger or consolidation, the Company is the surviving or continuing entity, (ii) any Borrower may merge or consolidate with, or dispose of assets to, any other Borrower, (iii) any Subsidiary which is a Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is a Guarantor, (iv) any Subsidiary which is not a Borrower or Guarantor may merge or consolidate with, or dispose of assets to, the Company or a Subsidiary, (v) any Subsidiary which is not a Borrower or a Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is a Borrower or a Guarantor, if, in the case of such a merger or consolidation, such Borrower or Guarantor, as the case may be, is the surviving or continuing entity, (vi) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party, (vii) any Borrower or Subsidiary may merge or consolidate with any other Person if (a) such Person was organized under the laws of the United States of America or one of its States, (b) either (1) such Borrower or Subsidiary is the surviving or continuing entity or (2) such Person becomes a Subsidiary as a result of such merger or consolidation and expressly assumes in writing (in form and substance reasonably acceptable to the Administrative Agent) all obligations of such Borrower or Subsidiary, as the case may be, under the Loan Documents executed by such Borrower or Subsidiary; provided, in any merger or consolidation involving a Domestic Subsidiary, the surviving or continuing entity shall be a Domestic Subsidiary, and in any merger or consolidation involving a Foreign Subsidiary, the surviving or continuing shall be a Foreign Subsidiary, and (c) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (viii) a Subsidiary may merge or consolidate with any Person other than the Company or a Subsidiary in order to effect a disposition permitted under this Agreement, (ix) the Company or any Subsidiary may merge or consolidate with or into any Person other than the Company or a Subsidiary in order to effect a Permitted Acquisition (with the Company or a Subsidiary being the surviving or continuing entity thereof) and (x) this Section 6.12.1 shall not restrict (A) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or its Subsidiaries, (B) leases, assignments, subleases, nonexclusive licenses, sublicenses, covenants not to sue, releases, consents or other forms of license (and terminations thereof), in each case, in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole, (C) transfers of cash and Cash Equivalent Investments in the ordinary course of business or (D) Liens permitted under Section 6.13.

6.12.2. Permitted Acquisitions. Subject to Section 1.9 with respect to any Acquisition which is a Limited Condition Eligible Transaction, the Company will not, nor will it permit any Subsidiary to, make any Acquisitions other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld, conditioned or delayed) (each such Acquisition constituting a “Permitted Acquisition”):

(a) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would exist upon the closing of such Acquisition;

(b) such Acquisition is consummated on a non-hostile basis and approved by the board of directors or other applicable governing body of the seller or entity to be acquired; and

(c) not less than ten (10) days prior to each such Acquisition the Purchase Price of which shall exceed the greater of (x) $200,000,000 and (y) 10% of aggregate book value of the Company’s Consolidated Total Assets (after giving pro forma effect to such Acquisition), the Company shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries, prepared in good faith based upon reasonable assumptions made by one or more Authorized Officers, based on the Company’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity to the extent provided by the seller(s), taking into account such acquisition and the funding of all Credit Extensions in connection therewith.

6.13. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

6.13.1. Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent for more than ninety (90) days or thereafter can be paid without penalty, or are being contested in good faith and by appropriate action and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.2. Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate action and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.3. Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, government contracts and other similar obligations (provided that such Liens do not secure any Indebtedness).

6.13.4. Easements, rights-of-way, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

6.13.5. Liens existing on the Closing Date and described on Schedule 6.13.

6.13.6. Liens, if any, securing the Loans and other Obligations.

6.13.7. Liens arising under the Receivables Purchase Documents.

6.13.8. Liens existing on any asset of any Subsidiary of the Company at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.13.9. Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring, constructing, renovating or upgrading such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction, renovation or upgrade thereof.

6.13.10. Liens existing on any asset of any Subsidiary of the Company at the time such Subsidiary is merged or consolidated with or into the Company or any Subsidiary and not created in contemplation of such event.

6.13.11. Liens on Property existing at the time of its acquisition (provided that if such Property was acquired in connection with an Acquisition, such Acquisition shall be a Permitted Acquisition); provided that (i) such Liens were not created in contemplation of such acquisition and extend only to the Property so acquired, products and proceeds thereof and, in the case of Property acquired in connection with an Acquisition, after-acquired property that is affixed or incorporated into such Property and/or that otherwise constitutes after-acquired property required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of the related secured obligations as in effect immediately prior to the Acquisition and (ii) such Liens shall secure only those obligations which they secure on the date of such acquisition and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount thereof.

6.13.12. Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clause 6.13.5 or clauses 6.13.7 through 6.13.11; provided that (i) any such Lien shall not apply to any other Property of the Company or any Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the Property covered by such Lien and/or that otherwise constitutes after-acquired Property that would be required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of the related secured obligations as in effect on the Closing Date or immediately prior to the applicable acquisition, refinancing, extension, renewal or refunding, as applicable, and (B) proceeds and products thereof, and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date or immediately prior to the applicable acquisition, refinancing, extension, renewal or refunding, as applicable, and any renewal, refinancing, extension or replacement thereof (and successive renewals, refinancings, extensions and replacements thereof) to the extent that the outstanding principal amount thereof is not increased thereby.

6.13.13. Inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect.

6.13.14. Liens securing intercompany Indebtedness owing by (a) any Obligor or Guarantor to any Obligor or Guarantor and (b) any Subsidiary that is not an Obligor or Guarantor to any Obligor, Guarantor or Wholly-Owned Subsidiary of the Company.

6.13.15. Options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement.

6.13.16. Rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement.

6.13.17. Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, to the extent that such Liens do not constitute a Default under this Agreement.

6.13.18. Liens not otherwise permitted under this Section 6.13 securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding, together with the outstanding principal amount of Indebtedness permitted under Section 6.11.6, not to exceed the greater of (x) $500,000,000 and (y) 10% of Consolidated Total Assets measured at the date of the incurrence of the obligation secured by such Lien.

6.13.19. Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the Board and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.

6.14. Outbound Investment Rules. To the extent the Outbound Investment Rules apply to the transactions contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or, to their knowledge, indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) to their knowledge (after reasonable investigation), any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that, to their knowledge (after reasonable investigation), would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

6.15. [Reserved].

6.16. ERISA. Except to the extent that such act, or failure to act, would not result singly, or in the aggregate, after taking into account all other such acts or failures to act, in a liability of the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, the Company shall not (i) engage, or permit any Controlled Group member to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code); (iii) fail, or permit any member of its Controlled Group to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Plan; (iv) terminate, or permit any member of its Controlled Group to terminate, any Plan which would result in any liability of the Company or any member of its Controlled Group under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any member of its Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any member of its Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or (vii) amend, or permit any member of its Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any member of its Controlled Group is required to provide security to such Plan under Section 401(a)(29) of the Code.

6.17. [Reserved].

6.18. Financial Covenant.

6.18.1. The Company shall not permit the ratio (the “Leverage Ratio”) as of the end of each fiscal quarter ending on or after the Closing Date of (i) the sum of (1) Indebtedness of the Company and its consolidated Subsidiaries (excluding (A) any undrawn amounts in respect of Facility LCs and (B) all True Sale Non-Recourse Receivables Facility Attributable Indebtedness) less (2) Unrestricted Cash, to (ii) EBITDA to be greater than 3.75 to 1.00 (the “Maximum Leverage Ratio”); provided, that, at any time after the definitive agreement for any Permitted Acquisition shall have been executed (or, in the case of a Permitted Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Permitted Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Indebtedness) shall be excluded from the determination of the Leverage Ratio.

6.18.2. Notwithstanding the immediately preceding clause 6.18.1, not more than two (2) times during the term of this Agreement, at the Company’s written election, so long as no Default or Unmatured Default shall have occurred and be continuing, the Maximum Leverage Ratio may be increased to 4.25 to 1.00 for any fiscal quarter during which the Company or any of its Subsidiaries has entered into a Specified Acquisition (the “Trigger Quarter”) and for the next succeeding four (4) fiscal quarters after such Trigger Quarter; provided that (i) the Leverage Ratio shall not exceed the Maximum Leverage Ratio no later than the fifth fiscal quarter after such Trigger Quarter, (ii) following a Trigger Quarter, no subsequent Trigger Quarter may occur unless and until the Leverage Ratio is less than or equal to the Maximum Leverage Ratio as of the end of at least one fiscal quarter following the applicable Specified Acquisition, and (iii) at the time of such Specified Acquisition (and as a condition to the permissibility thereof), the Company shall have furnished to the Administrative Agent a compliance certificate in substantially the form of Exhibit B demonstrating a pro forma Leverage Ratio of less than or equal to 4.25 to 1.00 for the four fiscal quarter period most recently ended prior to the date of such Specified Acquisition calculated as if such Acquisition had been consummated on the first day of such period (any fiscal quarter for which the Maximum Leverage Ratio shall be increased to 4.25 to 1.00 in accordance with the foregoing parameters being referred to as a “Holiday Quarter”). The Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (1) for Indebtedness as of the last day of each such fiscal quarter; and (2) for EBITDA, the actual amount for the four-quarter period ending on such day, giving pro forma effect to any Permitted Acquisition consummated during the applicable four-quarter period as if such Permitted Acquisition had been consummated on the first day of such period.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Breach of Representations or Warranties. Any representation or warranty made by the Company or any of its Subsidiaries to the Lenders or the Agents under this Agreement, any other Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

7.2. Failure to Make Payments When Due. Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or any Facility Fee, LC Fee or other Obligations arising under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. Breach of Covenants. The breach by any Obligor or any Foreign Subsidiary Borrower of any of the terms or provisions of Section 6.1.3, Sections 6.2 through 6.4 (with respect to the Company’s or any of its Subsidiaries’ existence), Section 6.9.1, Sections 6.11 through 6.13 or Section 6.18.

7.4. Other Breaches. The breach by any Obligor or any Foreign Subsidiary Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; provided, however, that such cure period for such breach (other than a breach of the terms or provisions of Section 6.10) shall be extended for a period of time, not to exceed an additional thirty (30) days, reasonably sufficient to permit such Obligor or Foreign Subsidiary Borrower to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional thirty (30) days, such Obligor or Foreign Subsidiary Borrower has commenced efforts to cure such failure during the initial 30-day period and such Obligor or Foreign Subsidiary Borrower is diligently pursuing such cure.

7.5. Default as to Other Indebtedness.

7.5.1. Failure of the Company or any of its Subsidiaries to pay when due (whether at stated maturity, by acceleration or otherwise) any Indebtedness (but excluding any Indebtedness owed to the Company or any Wholly-Owned Subsidiary) the outstanding principal amount of which, individually or in the aggregate, exceeds $100,000,000 (or the Dollar Equivalent thereof) (such Indebtedness being referred to as “Material Indebtedness”); or

7.5.2. Any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

7.5.3. The Company or any of its Material Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

7.5.4. The default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity.

Notwithstanding the foregoing, none of the following events shall constitute a Default under this Section 7.5 unless such event results in a default under and acceleration of such Material Indebtedness: (i) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty, condemnation or similar event, (ii) any change of control offer made within sixty (60) days after a Permitted Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within sixty (60) days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Company or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.

7.6. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Company or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief with respect to it under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8. Judgments. The Company or any of its Subsidiaries shall fail within thirty (30) days after the final entry thereof to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third-party insurance as to which the insurer has not disclaimed coverage) in the aggregate in excess of $100,000,000 (or the Dollar Equivalent thereof), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.9. Unfunded Liabilities. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans could reasonably be expected to have a Material Adverse Effect, or any Reportable Event shall occur in connection with any Plan if the liability of the Company or any of its Subsidiaries resulting from such Reportable Event could reasonably be expected to have a Material Adverse Effect.

7.10. Other ERISA Liabilities. The Company or any other member of its Controlled Group has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of its Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

7.11. Environmental Matters. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.12. Change in Control. Any Change in Control shall occur.

7.13. Receivables Purchase Document Events. Other than at the request of an Affiliate of the Company party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in a Receivables Purchase Financing to require amortization or liquidation of the facility or (ii) results in the termination of reinvestment or re-advancing of collections or proceeds of Receivables and Related Security shall occur under the Receivables Purchase Documents, and, in the case of an event described in clause (i) or clause (ii), the Company or any Subsidiary thereof (other than any SPV) has liability in excess of $100,000,000.

7.14. Guarantor Revocation; Failure of Loan Documents. Any Guarantor shall deny, disaffirm, terminate or revoke any of its obligations under the applicable Guaranty (except in accordance with Section 11.15 hereof and/or the terms of such Guaranty), or any material provision of any Loan Document for any reason (other than in accordance with its terms) ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

8.1.1. If any Default described in Section 7.6 or 7.7 occurs with respect to any Obligor, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations arising under the Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the Collateral Shortfall Amount. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations arising under the Loan Documents to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. Upon the occurrence and during the continuance of a Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

8.1.2. If, within thirty (30) days after acceleration of the maturity of the Obligations arising under the Loan Documents or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Obligor) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.1.3. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of a Default, and notice thereof to the Administrative Agent by the Borrowers or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.27, be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.6 and amounts pursuant to Section 11.13 payable to the Administrative Agent in its capacity as such);

(b) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Obligations, interest and LC Fees) payable to the Lenders and the LC Issuers (including fees and disbursements and other charges of counsel to the Lenders and the LC Issuers payable under Section 10.6) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid LC Fees and charges and interest on the Loans and unreimbursed LC Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Obligations, (B) to Cash Collateralize that portion of the LC Exposure comprising the undrawn amount of Facility LCs to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.21 or 2.27 and (C) to payment of that portion of the Obligations constituting amounts owing with respect to Banking Services Obligations and Swap Obligations, ratably among the Lenders, the LC Issuers and Lender Affiliates (for purposes of Banking Services Obligations and Swap Obligations) in proportion to the respective amounts described in this clause (d) payable to them; provided that (x) any such amounts applied pursuant to sub-clause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable LC Issuer to Cash Collateralize Obligations in respect of Facility LCs, (y) subject to Section 2.21 or 2.27, amounts used to Cash Collateralize the aggregate amount of Facility LCs pursuant to this clause (d) shall be used to satisfy drawings under such Facility LCs as they occur and (z) upon the expiration of any Facility LC (without any pending drawings), the pro rata share of Cash Collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 8.1.3;

(e) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the LC Issuers based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been paid in full in cash, to the Borrowers or as otherwise required by law;

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.1.3. If any amount remains on deposit as Cash Collateral after all Facility LCs have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.2. Amendments. Subject to the provisions of this Article VIII and except as provided in Section 2.23 with respect to an Incremental Term Loan Amendment, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Obligors may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or thereunder or waiving any Unmatured Default or Default hereunder or thereunder; provided, however, that, except as otherwise provided under Sections 2.23, 2.29 and 3.3, no such supplemental agreement shall,

8.2.1. without the consent of each Lender directly adversely affected thereby (provided that, (x) for the avoidance of doubt, any amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Default or Unmatured Default (other than those arising pursuant to Section 7.2) shall not require consent under this clause 8.2.1 and (y) any amendment, modification, termination, waiver or consent with respect to any condition precedent or mandatory prepayment with respect to a particular Class shall only require the Required Lenders of such Class):

(a) extend the final maturity of any Loan, or extend the expiry date of any Facility LC, in each case applicable to such Lender, to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto of such Lender, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto ((x) other than a waiver of the application of the default rate of interest or LC Fees pursuant to Section 2.12 hereof and (y) except that any amendment or modification of the financial covenant in this Agreement (or defined terms used in the financial covenant in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause 8.2.1(a));

(b) change the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters (it being understood that, solely with the consent of the parties prescribed by Section 2.23 to be parties to an Incremental Term Loan Agreement, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Closing Date) or otherwise amend the definitions of “Required Lenders” or “Pro Rata Share”;

(c) extend the Facility Termination Date, or reinstate or increase the amount or otherwise extend the term of any Commitment of such Lender (i.e., without the consent of such Lender) hereunder or the commitment to issue Facility LCs; or

8.2.2. without the consent of each Lender:

(a) permit any Borrower to assign its rights or obligations under this Agreement;

(b) other than pursuant to a transaction permitted by the terms of this Agreement, release the Company or all or substantially all of the other Guarantors from their obligations hereunder or under any other Loan Document;

(c) (x) change the payment waterfall provisions of Section 8.1.3, (y) change the ratable payment provisions of Section 12.2 or (z) change the ratable reduction of commitment provisions of Section 2.6.2; or

(d) amend this Section 8.2.

The conditions set forth in Section 4.2 as to any Credit Extension in respect of a Revolving Loan or the issuance of a Facility LC may not be waived without the written consent of the Required Lenders. Any amendment, modification, termination, waiver or consent with respect to any mandatory prepayment, repayment, maturity, interest or fees affecting solely a particular Class shall only require the Required Lenders of such Class (or such other required number of Lenders of such Class as otherwise set forth herein).

No amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent. No amendment of any provision of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer (it being understood that any change to Section 2.27 shall require the consent of the Administrative Agent and the LC Issuers). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause 8.2.1(a) or (c) and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification. The Administrative Agent may waive payment of the fee required under Section 13.3.3 without obtaining the consent of any other party to this Agreement.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders. Furthermore, notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company and the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency. For the avoidance of doubt, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 8.2 shall require the consent of any Lender (i) which, immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents, the LC Issuers and the Lenders until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) have been paid in full.

ARTICLE IX

JOINT AND SEVERAL OBLIGATIONS

9.1. Joint and Several Liability. Each Obligor agrees that it is jointly and severally, directly and primarily liable to the Administrative Agent, the Lenders and the LC Issuers for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Obligors. The Administrative Agent, the Lenders and the LC Issuers may jointly bring a separate action or actions on each, any, or all of the Obligations against any Obligor, whether action is brought against the other Obligors or whether the other Obligors are joined in such action. In the event that any Obligor fails to make any payment of any Obligations on or before the due date thereof, the other Obligors immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

9.2. Primary Obligation; Waiver of Marshalling. This Agreement and the Loan Documents to which Obligors are a party are a primary and original obligation of each Obligor, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Obligors are a party. Each Obligor agrees that its liability under this Agreement and the Loan Documents to which it is a party shall be immediate and shall not be contingent upon the exercise or enforcement by the Administrative Agent, the Lenders and the LC Issuers of whatever remedies they may have against the other Obligors. Each Obligor consents and agrees that the Administrative Agent, the Lenders and the LC Issuers shall be under no obligation to marshal any assets of any Obligor against or in payment of any or all of the Obligations.

9.3. Financial Condition of Obligors. Each Obligor acknowledges that it is presently informed as to the financial condition of the other Obligors and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Obligor hereby covenants that it will continue to keep informed as to the financial condition of the other Obligors, the status of the other Obligors and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Obligor to the Administrative Agent, the Lenders and the LC Issuers for information, each Obligor hereby waives any and all rights it may have to require the Administrative Agent, the Lenders and the LC Issuers to disclose to such Obligor any information which the Administrative Agent, the Lenders and the LC Issuers may now or hereafter acquire concerning the condition or circumstances of the other Obligors.

9.4. Continuing Liability. Subject to the provisions of Section 2.22, the liability of each Obligor under this Agreement and the Loan Documents to which such Obligor is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. Subject to the provisions of Section 2.22, to the maximum extent permitted by law, each Obligor hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness.

9.5. Additional Waivers. Each Obligor absolutely, unconditionally, knowingly, and expressly waives (a) notice of acceptance hereof; (b) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Obligors are a party or the creation or existence of any Obligations; (c) notice of the amount of the Obligations, subject, however, to each Obligor’s right to make inquiry of the Administrative Agent, the Lenders and the LC Issuers to ascertain the amount of the Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the other Obligors or of any other fact that might increase such Obligor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Obligors are a party; (f) notice of any Default or Unmatured Default; (g) all other notices (except, in each case, if such notice is specifically required to be given to any Obligor hereunder or under the Loan Documents to which Obligors are a party and demands to which such Obligor might otherwise be entitled); (h) any right of subrogation such Obligor has or may have as against the other Obligors with respect to the Obligations; (i) any right to proceed against the other Obligors or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Obligor may now have or hereafter have as against the other Obligors with respect to the Obligations; and (j) any right to proceed or seek recourse against or with respect to any property or asset of the other Obligors with respect to the Obligations.

9.6. Settlements or Releases. Each Obligor consents and agrees that, without notice to or by such Obligor, and without affecting or impairing the liability of such Obligor hereunder, the Administrative Agent, the Lenders and the LC Issuers may, by action or inaction, (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Obligors or any Guarantor; (ii) release the other Obligors or any Guarantor or grant other indulgences to the other Obligors or any Guarantor in respect thereof; or (iii) release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security, if any, for the Obligations or any other guaranty of the Obligations, or any portion thereof.

9.7. No Election. The Administrative Agent, the Lenders and the LC Issuers shall have the right to seek recourse against each Obligor to the fullest extent provided for herein, and no election by the Administrative Agent, the Lenders and the LC Issuers to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Administrative Agent’s, any Lenders’ or any LC Issuers’ right to proceed in any other form of action or proceeding or against other parties unless the Administrative Agent, the Lenders and the LC Issuers have expressly waived such right in writing.

9.8. Joint Loan Account. At the request of Obligors to facilitate and expedite the administration and accounting processes and procedures of the Loans and the Facility LCs, the Administrative Agent, the Lenders and the LC Issuers have agreed, in lieu of maintaining separate loan accounts on the Administrative Agent’s, the Lenders’ and the LC Issuers’ books in the name of each of the Obligors, that the Administrative Agent, the Lenders and the LC Issuers may maintain a single loan account under the name of all of the Obligors (the “Joint Loan Account”). All Loans to the Obligors shall be charged to the Joint Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Joint Loan Account shall be credited with all repayments of Obligations received by the Administrative Agent, the Lenders and the LC Issuers, on behalf of Obligors, from any Obligor pursuant to the terms of this Agreement.

9.9. Apportionment of Proceeds of Loans. Each Obligor expressly agrees and acknowledges that the Administrative Agent, the Lenders and the LC Issuers shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Obligors of (a) the Loans, the Reimbursement Obligations or any other Obligation, or (b) any of the expenses and other items charged to the Joint Loan Account pursuant to this Agreement. The Loans, the Reimbursement Obligations and the other Obligations and such expenses and other items, in each case to the extent relating to the Obligors, shall be made for the collective, joint, and several account of the Obligors and shall be charged to the Joint Loan Account.

9.10. The Administrative Agent, Lenders and LC Issuers Held Harmless. Each Obligor agrees and acknowledges that the administration of this Agreement on a combined basis, as set forth herein, is being done as an accommodation to the Obligors and at their request, and that the Administrative Agent, the Lenders and the LC Issuers shall incur no liability to any Obligor as a result thereof. To induce the Administrative Agent, the Lenders and the LC Issuers to do so, and in consideration thereof, each Obligor hereby agrees to indemnify and hold the Administrative Agent, the Lenders and the LC Issuers harmless from and against any and all liability, expense, loss, damage, claim of damage, or injury, made against the Administrative Agent, the Lenders and the LC Issuers by the Obligors or by any other Person, arising from or incurred by reason of such administration of this Agreement on a combined basis, except to the extent such liability, expense, loss, damage, claim of damage, or injury solely arises from the gross negligence, bad faith or willful misconduct or breach of the obligations under the Loan Documents of the Administrative Agent, the Lenders and the LC Issuers, as applicable.

9.11. Obligors’ Integrated Operations. Each Obligor represents and warrants to the Administrative Agent, the Lenders and the LC Issuers that the collective administration of the Obligors’ Loans is being undertaken by the Administrative Agent, the Lenders and the LC Issuers pursuant to this Agreement because the Obligors are integrated in their operation and administration and require financing on a basis permitting the availability of credit from time to time to the Obligors. Each Obligor will derive benefit, directly and indirectly, from such collective administration and credit availability because the successful operation of each Obligor is enhanced by the continued successful performance of the integrated group.

9.12. Foreign Subsidiary Borrowers. Notwithstanding anything contained in this Article IX to the contrary, (i) no Foreign Subsidiary Borrower shall be liable hereunder for any of the Loans made to, or any other Obligations incurred solely by or on behalf of, the Company or any other Obligor which is a Domestic Subsidiary, and (ii) no Subsidiary Borrower that is an Excluded Domestic Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligations incurred solely by or on behalf of, any Obligor (other than itself).

9.13. Keepwell. Each Obligor that is an ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article IX or the Guaranty, as applicable, in respect of Specified Swap Obligations (provided, however, that each Obligor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Obligor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Obligors contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Obligors, the Foreign Subsidiary Borrowers, the Agents, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Obligors, the Foreign Subsidiary Borrowers, the Agents, the LC Issuers and the Lenders relating to the subject matter thereof.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 10.6 (provided that, with respect to the Arrangers, only J.P. Morgan Securities LLC shall enjoy the benefits of Section 10.6.1), 10.10, 11.11, and 11.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6. Expenses; Indemnification.

10.6.1. The Obligors shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Administrative Agent, which attorneys and paralegals may not be employees of the Administrative Agent and expenses of and fees for other advisors and professionals engaged by the Administrative Agent) paid or incurred by the Administrative Agent in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration and collection of the Loan Documents. The Obligors also agree to reimburse the Agents, Arrangers, the LC Issuers and the Lenders for any reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, time charges and expenses of one primary law firm as counsel for such parties taken as a whole (and a single local law firm as counsel in each relevant jurisdiction) and, solely in the case of an actual or perceived conflict of interest where such parties affected by such conflict inform the Company of such conflict, one additional law firm as counsel to each group of similarly affected parties taken as a whole (and a single local law firm as counsel in each relevant jurisdiction to each such group of similarly affected parties)) paid or incurred by the Agents, the Arrangers, any LC Issuers or any Lender in connection with the collection and enforcement of the Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, any and all provisions in this Agreement or in any other Loan Document that obligates the Company or any of its Subsidiaries to pay the attorney’s fees or expenses of another Person shall be deemed to obligate the Company or such Subsidiary (as the case may be) to pay the actual and reasonable attorney’s fees and expenses of such Person and such fees and expenses shall be calculated without giving effect to any statutory presumptions as to the reasonableness or the amount thereof that may apply under applicable law.

10.6.2. The Obligors hereby further agree to indemnify the Agents, the Arrangers, the LC Issuers, each Lender, their respective affiliates, and each of their directors, officers and employees (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, all reasonable and documented expenses of litigation or preparation therefor whether or not the Agents, the Arrangers, the LC Issuers, any Lender or any affiliate is a party thereto, and all reasonable and documented fees, time charges and expenses of one primary law firm as counsel for the Indemnitees taken as a whole (and a single local law firm as counsel in each relevant jurisdiction) and, solely in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict inform the Company of such conflict, one additional law firm as counsel to each group of similarly affected Indemnitees taken as a whole (and a single local law firm as counsel in each relevant jurisdiction to each such group of similarly affected Indemnitees)) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or any other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, including any of the foregoing arising from or related to any claim, litigation, investigation, arbitration or proceeding is brought by the Borrowers or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, except to the extent determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, (B) such Indemnitee’s or any of its Related Indemnified Persons’ material breach of its express obligations under the Loan Documents and/or (C) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its Subsidiaries or Affiliates) other than claims against any of the Agents, the Arrangers or the Lenders in its capacity or in fulfilling its role as an Agent, an Arranger, an LC Issuer or any similar role under or in connection with this Agreement or any other Loan Document. The obligations of the Obligors under this Section 10.6 shall survive the termination of this Agreement. For purposes of the foregoing, “Related Indemnified Persons” means, as to any Indemnitee, (1) any controlled affiliate of such Indemnitee, (2) the respective directors, managers, officers and employees of such Indemnitee and of its controlled affiliates and (3) the respective agents of such Indemnitee and its controlled affiliates, in the case of this clause (3), acting at the express instructions of such Indemnitee or such controlled affiliate; provided that each reference to a controlled affiliate, director, manager, officer or employee in this sentence pertains to a controlled affiliate, director, manager, officer or employee involved in the structuring, arrangement, negotiation or syndication of the credit facility described in this Agreement.

10.7. [Reserved].

10.8. Accounting.

10.8.1. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles or the application thereof are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenant, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended with respect to such an Accounting Change in a manner reasonably mutually satisfactory to the Company, the Administrative Agent and the Required Lenders, such Accounting Change shall not be given effect in such calculations (except for financial statement deliverables required to be prepared in accordance with Agreement Accounting Principles). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification Section 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

10.8.2. Notwithstanding anything to the contrary contained in Section 10.8.1 or in the definition of “Capitalized Lease” or “Capitalized Lease Obligations”, only those leases that would have constituted Capitalized Leases (including leases that are classified as “finance leases” for purposes of generally accepted accounting principles, and excluding, for the avoidance of doubt, leases that are classified as “operating leases” for purposes of generally accepted accounting principles) in conformity with generally accepted accounting principles on December 14, 2018 (without giving effect to any subsequent phase-in of changes to generally accepted accounting principles that had been approved as of such date) shall be required to be considered Capitalized Leases for purposes of the Loan Documents, and all calculations and deliverables under this Agreement or any other Loan Document (except for financial statement deliverables required to be prepared in accordance with Agreement Accounting Principles) shall be made or delivered, as applicable, in accordance with the foregoing.

10.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10. Nonliability of Lenders. The relationship between the Obligors and the Foreign Subsidiary Borrowers on the one hand and the Lenders, the LC Issuers and the Agents on the other hand shall be solely that of borrower (and/or guarantor, as applicable) and lender. None of the Agents, the Arrangers, the LC Issuers or any Lender shall have any fiduciary responsibilities to the Obligors or the Foreign Subsidiary Borrowers. None of the Agents, the Arrangers, the LC Issuers or any Lender undertakes any responsibility to the Obligors or any Foreign Subsidiary Borrower to review or inform the Obligors or the Foreign Subsidiary Borrowers of any matter in connection with any phase of any Obligor’s or Foreign Subsidiary Borrower’s business or operations. The Obligors and the Foreign Subsidiary Borrowers agree that none of the Agents, the Arrangers, the LC Issuers or any Lender shall have liability to the Obligors or the Foreign Subsidiary Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Obligors or the Foreign Subsidiary Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct or breach of the obligations under the Loan Documents of the party from which recovery is sought. None of the Agents, the Arrangers, the LC Issuers or any Lender shall have any liability with respect to, and the Obligors and the Foreign Subsidiary Borrowers hereby waive, release and agree not to sue for, any special, indirect, consequential or punitive damages suffered by the Obligors and the Foreign Subsidiary Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.11. Confidentiality. Each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (under the terms of confidence that are substantially the same as this Section in the case of any disclosure covered by clause (i), (ii), (vi) or (vii) below): (i) to other Lenders and their respective Affiliates in connection with the transactions contemplated by this Agreement, (ii) on a need to know basis only to legal counsel, accountants, and other professional advisors to such Lender in connection with the transactions contemplated by this Agreement or to a Transferee or prospective Transferee in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and, subject to the limitation of liability provisions set forth in herein, the applicable Lender shall be responsible for any failure of such person to act in accordance with this Section 10.11), (iii) to regulatory officials as required by applicable law as determined by such Lender (which determination shall be conclusive and binding on all parties hereto) it being understood that, in the case of any disclosure required by subpoena or similar legal process, the applicable party shall (except in the case of any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority) as promptly as practicable notify the Company in writing thereof (to the extent permitted by applicable law, rule or regulation), (iv) to any Person as required by law, regulation, or legal process as determined by such Lender (which determination shall be conclusive and binding on all parties hereto) it being understood that, in the case of any disclosure required by subpoena or similar legal process, the applicable party shall (except in the case of any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority) as promptly as practicable notify the Company in writing thereof (to the extent permitted by applicable law, rule or regulation), (v) to any Person to the extent required in any legal proceeding to which such Lender is a party as reasonably determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (vi) to such Lender’s direct or indirect contractual counterparties in swap, derivative or insurance transactions relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties, (vii) as permitted by Section 13.4, (viii) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (ix) with the prior consent of the Company, (x) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, or (2) becomes available to the Administrative Agent, any Lender, any LC Issuers or any of their respective Affiliates on a nonconfidential basis from a source other than the Company who did not acquire such information as a result of a breach of this Section 10.11 or (xi) to the extent that such Information is independently developed by the Administrative Agent or such Lender. For the purposes of this Section 10.11, “Information” means all information received from the Company or the Company’s agents, advisors or representatives relating to the Company or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company. Each Loan Party, upon the public disclosure of the existence of this Agreement by the Company, consents to (x) the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party in the form received from the Company, and (y) disclosure by the Administrative Agent and the Lenders of the existence of this Agreement and information about this Agreement to market data collectors (including league table providers), similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Revolving Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 10.11 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.11 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.12. Intentionally Omitted

10.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

10.14. Disclosure. The Obligors, the Foreign Subsidiary Borrowers and each Lender hereby acknowledge and agree that JPMorgan and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Obligors and their respective Affiliates.

10.15. Subordination of Intercompany Indebtedness. The Obligors agree that any and all claims of any Obligor against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default is continuing the Obligors may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness to the extent otherwise permitted under this Agreement. Notwithstanding any right of any Obligor to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Obligors, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor (whether constituting part of any collateral given to any Agent or any Lender to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the Agents, the LC Issuers and the Lenders in those assets. No Obligor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to all of the Loan Documents have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Guarantor is dissolved or if substantially all of the assets of any Guarantor are sold (other than in an transaction permitted under this Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to any Obligor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Obligor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) and the termination of all financing arrangements pursuant to all of the Loan Documents, such Obligor shall receive and hold the same in trust, as trustee, for the benefit of the Agents, the LC Issuers and the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Agents, the LC Issuers and the Lenders, in precisely the form received (except for the endorsement or assignment of such Obligor where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Obligor as the property of the Agents, the LC Issuers and the Lenders. If any Obligor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Obligor agrees that until the Obligations arising under the Loan Documents (other than the contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Obligors and the Agents, the LC Issuers and the Lenders have been terminated, no Obligor will assign or transfer to any Person (other than the Administrative Agent or any other transferee that agrees to be, or is already, bound by the terms of this Agreement in writing (in form and substance acceptable to the Administrative Agent) or any assignee or transferee by virtue of any transaction permitted under the Loan Documents) any claim any Obligor has or may have against any Guarantor.

10.16. No Advisory or Fiduciary Responsibility. Each Obligor and each Foreign Subsidiary Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Obligor or such Foreign Subsidiary Borrower or any other person. Each Obligor and each Foreign Subsidiary Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Obligor and each Foreign Subsidiary Borrower acknowledges and agrees that no Credit Party is advising such Obligor or such Foreign Subsidiary Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction in connection with this Agreement or the transactions contemplated hereby. Each Obligor and each Foreign Subsidiary Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

Each Obligor and each Foreign Subsidiary Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, each Obligor and each Foreign Subsidiary Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Obligor and each Foreign Subsidiary Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which each Obligor and each Foreign Subsidiary Borrower and their respective Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Obligor or any Foreign Subsidiary Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Obligor or any Foreign Subsidiary Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Obligor and each Foreign Subsidiary Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Obligor or any Foreign Subsidiary Borrower, confidential information obtained from other companies.

10.17. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Obligors and the Foreign Subsidiary Borrowers pursuant to Section 326 of the USA Patriot Act of 2001 (the “Patriot Act”), 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Obligor and each Foreign Subsidiary Borrower: When any Obligor (or Foreign Subsidiary Borrower, as applicable) opens an account, if such Obligor (or such Foreign Subsidiary Borrower, as applicable) is an individual, the Administrative Agent and the Lenders will ask for such Obligor’s (or such Foreign Subsidiary Borrower’s, as applicable) name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Obligor (or such Foreign Subsidiary Borrower, as applicable), and, if such Obligor (or such Foreign Subsidiary Borrower, as applicable) is not an individual, the Administrative Agent and the Lenders will ask for such Obligor’s (or such Foreign Subsidiary Borrower’s, as applicable) name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Obligor (or such Foreign Subsidiary Borrower, as applicable). The Administrative Agent and the Lenders may also ask, if any Obligor (or any Foreign Subsidiary Borrower, as applicable) is an individual, to see such Obligor’s (or such Foreign Subsidiary Borrower’s, as applicable) driver’s license or other identifying documents, and, if such Obligor (or such Foreign Subsidiary Borrower, as applicable) is not an individual, to see such Obligor’s (or such Foreign Subsidiary Borrower’s, as applicable) legal organizational documents or other identifying documents. Without limiting the foregoing, each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

10.18. Replacement of Non-Consenting Lenders. If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or a similar standard), the consent of the Required Lenders of the applicable Class or Classes is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to such Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of such Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1 and 3.5 (other than any disputed amounts), and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE XI

THE AGENTS

11.1. Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Bank of America, N.A. is hereby appointed by each of the Lenders as the Syndication Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Syndication Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each of Truist Bank, KeyBank National Association, U.S. Bank National Association, PNC Bank, National Association and The Toronto-Dominion Bank, New York Branch, is hereby appointed by the Lenders as a Co-Documentation Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Co-Documentation Agents to act as the contractual representatives of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent”, “Syndication Agent”, or “Co-Documentation Agent”, it is expressly understood and agreed that no Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In their capacities as the Lenders’ contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are “representatives” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2. Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agents shall have no implied duties or fiduciary duties to the Lenders or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the applicable Agents.

11.3. General Immunity. No Agent or any of its respective directors, officers, agents or employees shall be liable to the Obligors or any Foreign Subsidiary Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Person.

11.4. No Responsibility for Loans, Recitals, etc. No Agent or any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agents or any of them; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Obligors or any other guarantor of any of the Obligations or of any of the Company’s or any such guarantor’s respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by any Obligor to any Agent at such time, but is voluntarily furnished by any Obligor to such Agent (either in its capacity as an Agent or in its individual capacity).

11.5. Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or the Required Lenders of a Class or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by any of them pursuant to the provisions of this Agreement or any other Loan Document unless they shall be requested in writing to do so by the Required Lenders (or the Required Lenders of a Class or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Agents and Counsel. Any Agent may execute any of its respective duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

11.8. Agents’ Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify each Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Revolving Commitment (or, after the Facility Termination Date, of the Aggregate Outstanding Revolving Credit Exposure) (i) for any amounts not reimbursed by the Obligors for which such Agent is entitled to reimbursement by the Obligors under the Loan Documents, (ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, but not limited to, for any expenses incurred by such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Agent and (ii) any indemnification required pursuant to Section 3.5.8 shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Obligors referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.

11.10. Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Aggregate Revolving Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, at any time when any Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11. Acknowledgement of Lenders.

11.11.1. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.11.2. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

11.11.3. The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

11.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, in consultation with the Company and, so long as no Default has occurred and is continuing, with the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time, without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then (a) the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent and (b) the references to “JPMorgan” in the definitions of “Prime Rate” and in Section 2.21.11(a), in Section 10.14 and in the last sentence of Section 2.13.1 shall be deemed to be a reference to such successor Administrative Agent in its individual capacity.

11.13. Agent Fees. The Company agrees to pay to the Administrative Agent, for its account, the fees agreed to by the Company and the Administrative Agent as agreed from time to time.

11.14. Delegation to Affiliates. The Borrowers and the Lenders agree that any Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the applicable Agent is entitled under Articles IX and X.

11.15. Release of Guarantors. Upon (i) the liquidation or dissolution of any Guarantor, or the sale of all of the Capital Stock of any Guarantor owned by the Company and its Subsidiaries, or any Guarantor ceasing to be a Subsidiary of the Company, or any Guarantor becoming an Excluded Domestic Subsidiary, or any Guarantor (that is not otherwise required to be a Guarantor subject to the requirements of Section 6.10) ceasing to be liable (as a primary obligor, guarantor or otherwise) for the obligations of the Company or any other Loan Party under the 2.150% senior unsecured notes due December 15, 2030 issued by Acuity Brands Lighting, Inc. or any Permitted Refinancing Indebtedness in respect thereof or, subject to the requirements of Section 6.10, any Guarantor ceasing to be a Material Subsidiary, in each case so long as the applicable transaction does not violate the terms of any Loan Document or is consented to in writing by the Required Lenders or all of the Lenders, as applicable, or (ii) the termination of all the Commitments, and the payment and satisfaction in full in cash of all Obligations arising under the Loan Documents (other than contingent indemnity obligations, LC Obligations that have been Cash Collateralized and other contingent obligations owing under the Loan Documents), such Guarantor shall be automatically released from all obligations under the applicable Guaranty and any other Loan

Documents to which it is a party, and upon at least five (5) Business Days’ prior written request by the Company (or such shorter period of time as is reasonably determined by the Administrative Agent to be acceptable), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the applicable Guarantor from its obligations under the applicable Guaranty and such other Loan Documents; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations of the Obligors, or any other Guarantor’s obligations under the applicable Guaranty, or, if applicable, any obligations of the Company or any Subsidiary in respect of the proceeds of any such sale retained by the Company or any Subsidiary.

11.16. Posting of Communications.

11.16.1. The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the LC Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system (the “Approved Electronic Platform”).

11.16.2. Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the LC Issuers and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, the LC Issuers and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and non-appealable judgment).

11.16.3. THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM (IN EACH CASE, OTHER THAN FOR DIRECT OR ACTUAL DAMAGES TO THE EXTENT FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE ARISEN FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY, IT BEING UNDERSTOOD THAT THE USE OF SUCH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS BY AN APPLICABLE PARTY IS NOT IN ITSELF GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT). IN NO EVENT SHALL THE

ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

11.16.4. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

11.16.5. Each Lender and LC Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and LC Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or LC Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

11.16.6. Each of the Lenders, each LC Issuer and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any LC Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. For the avoidance of doubt, nothing in this Section 11.16 shall affect any obligations arising under Section 10.11.

11.17. Certain ERISA Matters.

11.17.1. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LCs or the Aggregate Revolving Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Aggregate Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Aggregate Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Aggregate Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, the Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.18. Erroneous Payments.

11.18.1. Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.18 shall be conclusive, absent manifest error.

11.18.2. Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

11.18.3. Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or other Loan Party for the purpose of satisfying an Obligation.

11.18.4. Each party’s obligations under this Section 11.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

11.19. Borrower Communications.

11.19.1. The Administrative Agent and the Lenders agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

11.19.2. Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

11.19.3. THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY OTHER AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

11.19.4. Each of the Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

11.19.5. Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.19.6. For the avoidance of doubt, nothing in this Section 11.19 shall affect any obligations arising under Section 10.11.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, but excluding any deposits held in any trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) and any other Indebtedness at any time held or owing by any Lender or (to the extent permitted by applicable law) any Affiliate of any Lender to or for the credit or account of any Obligor may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Aggregate Outstanding Revolving Credit Exposure (in each case, other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Revolving Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its

Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure. If any Lender whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Revolving Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Obligors and the Foreign Subsidiary Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Obligor or any Foreign Subsidiary Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or any other central banking authority or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities that are not Ineligible Institutions (“Participants”) participating interests in any Aggregate Outstanding Revolving Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Aggregate Outstanding Revolving Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Aggregate Outstanding Revolving Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

13.2.3. Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) each Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Notes or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Notes or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3. Assignments.

13.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities that are not Ineligible Institutions (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Aggregate Revolving Commitment and Aggregate Outstanding Revolving Credit Exposure of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount with respect to any Class of Loans or Commitments of not less than $5,000,000. The amount of the assignment shall be based on the Aggregate Revolving Commitment or Aggregate Outstanding Revolving Credit Exposure (if the Aggregate Revolving

Commitment has been terminated), subject to the Assignment Agreement, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

13.3.2. Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that the consent of the Company shall not be required if a Default under Section 7.2, Section 7.6 or Section 7.7 has occurred and is continuing or if such assignment is in connection with the physical settlement of credit derivative transactions, which credit derivative transactions shall have been entered into by the applicable Lender in connection with such Lender’s management of its credit portfolio in the ordinary course of business. The consent of the Administrative Agent (and each LC Issuer solely in respect of an assignment in respect of a Revolving Loan or a Revolving Commitment related thereto) shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, the Company shall have the right to receive written notice from the assigning Lender prior to, or promptly after, any assignment made without the Company’s consent (provided that the failure to give such notice shall not void or otherwise invalidate any such assignment).

13.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3.1 and 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such Assignment Agreement (the “Effective Date”). The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of any Commitment and Aggregate Outstanding Revolving Credit Exposure under such Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the Effective Date, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to any Commitment and Aggregate Outstanding Revolving Credit Exposure assigned to such Purchaser without any further consent or action by any Obligor, any Foreign Subsidiary Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments and Aggregate Outstanding Revolving Credit Exposure, as adjusted pursuant to such assignment.

13.3.4. The Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

13.3.5. Disqualified Institutions. Notwithstanding any provision of this Agreement to the contrary:

(a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Company of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this Section 13.3.5(a) shall not be void, but the other provisions of this Section 13.3.5 shall apply.

(b) If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.3), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (a) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

13.4. Dissemination of Information. The Obligors authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by any Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.4 and Section 3.5.7.

13.6. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

13.6.1. the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

13.6.2. the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability; or

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Company and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

13.7. Acknowledgment Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XIV

NOTICES

14.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 14.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as set forth on Schedule 14.1:

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in Section 14.2 below, shall be effective as provided in such Section.

14.2. Electronic Communications.

14.2.1. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.2.2. Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (1), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

14.3. Change of Address. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto in accordance with this Article XIV. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF VENUE, FORUM AND JURY TRIAL

16.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

16.2. CONSENT TO JURISDICTION. EACH OBLIGOR AND EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT FOR NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK

BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A), OR (III) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURISDICTION OVER AN LC ISSUER OR BENEFICIARY OF ANY FACILITY LC OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH FACILITY LC WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS AGREEMENT, WHETHER OR NOT SUCH FACILITY LC CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

16.3. SERVICE OF PROCESS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.1. EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 16.2 IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY. THE COMPANY HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE COMPANY HAS AGREED TO ACCEPT SUCH APPOINTMENT. SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN SUBSIDIARY BORROWER UNTIL ALL LOANS, ALL REIMBURSEMENT OBLIGATIONS, INTEREST THEREON AND ALL OTHER AMOUNTS PAYABLE BY SUCH FOREIGN SUBSIDIARY BORROWER HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE BEEN TERMINATED AS A BORROWER HEREUNDER PURSUANT TO SECTION 2.22. EACH FOREIGN SUBSIDIARY BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 16.2 IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS SECTION 16.3; PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY AND (IF APPLICABLE TO) SUCH FOREIGN SUBSIDIARY BORROWER AT ITS ADDRESS SET FORTH IN THE ASSUMPTION LETTER TO WHICH IT IS A PARTY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY). EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN SUBSIDIARY BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN SUBSIDIARY BORROWER. TO THE EXTENT ANY FOREIGN SUBSIDIARY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

16.4. WAIVER OF VENUE AND FORUM. EACH OBLIGOR AND EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 16.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

16.5. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE OBLIGORS, EACH FOREIGN SUBSIDIARY BORROWER, THE AGENTS, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, each initial Borrower, the Lenders, the LC Issuers and the Agents have executed this Agreement as of the date first above written.

ACUITY INC., as a Borrower

By:	/s/ Karen J. Holcom
Name:	Karen J. Holcom
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Credit Agreement

Acuity Inc.

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, as an LC Issuer and as a Lender

By:	/s/ Nick Nussbaum
Name:	Nick Nussbaum
Title:	Vice President

Signature Page to Credit Agreement

Acuity Inc.

BANK OF AMERICA, N.A., as an LC Issuer and as a Lender

By:	/s/ Gary Forlenza
Name:	Gary Forlenza
Title:	SVP

Signature Page to Credit Agreement

Acuity Inc.

TRUIST BANK, as a Lender

By:	/s/ Vicount P. Cornwall
Name:	Vicount P. Cornwall
Title:	Director

Signature Page to Credit Agreement

Acuity Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Erik Schultz
Name:	Erik Schultz
Title:	Vice President

Signature Page to Credit Agreement

Acuity Inc.

CITIBANK, N.A., as a Lender

By:	/s/ Jonathan Weiner
Name:	Jonathan Weiner
Title:	Authorized Signatory

Signature Page to Credit Agreement

Acuity Inc.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Senior Vice President

Signature Page to Credit Agreement

Acuity Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer L. Shafer
Name:	Jennifer L. Shafer
Title:	Vice President

Signature Page to Credit Agreement

Acuity Inc.

PRICING SCHEDULE

With respect to Revolving Loans and/or Revolving Commitments, the Pricing Levels are set forth in the below table:

	Pricing Level I Status	Pricing Level II Status	Pricing Level III Status	Pricing Level IV Status	Pricing Level V Status
Applicable Margin (Term Benchmark Advances and RFR Advances)	0.75%	0.875%	1.00%	1.125%	1.25%
Applicable Margin (Floating Rate Advances)	0.00%	0.00%	0.00%	0.125%	0.25%
Applicable Facility Fee Rate	0.055%	0.07%	0.08%	0.10%	0.15%

For purposes hereof: (i) Pricing Level I and Ratings Level A are equivalent and correspond to each other, (ii) Pricing Level II and Ratings Level B are equivalent and correspond to each other, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other and (v) Pricing Level V, Leverage Level 5 and Ratings Level E are equivalent and correspond to each other; provided that, for the avoidance of doubt, Pricing Level I shall only be applicable when Ratings Level A is then in effect, and Pricing Level II shall only be applicable when Ratings Level B is then in effect.

At any time of determination, the Pricing Level shall be determined by reference to the Leverage Level or the Ratings Level, as the Company shall from time to time elect by written notice to the Administrative Agent, and any change in Pricing Level resulting from such election by the Company shall be effected as promptly as practicable by the Administrative Agent after receiving such written election from the Company. Notwithstanding anything to the contrary set forth in this Schedule, it is understood and agreed that Pricing Level III shall be deemed to be applicable from the Closing Date until the Administrative Agent’s receipt of the Financials for the Company’s first full fiscal quarter ending after the Closing Date (it being understood and agreed that the Company shall not be permitted to elect pricing by reference to the Ratings Level until such receipt by the Administrative Agent of such Financials), and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the terms of this Schedule.

For the purposes of this Schedule, the following terms have the following meanings, subject to the immediately preceding paragraph and the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements and covenant compliance certificate of the Company delivered pursuant to the Agreement.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Leverage Level 3 Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.50 to 1.00.

“Leverage Level 4 Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Leverage Level 3 Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.

“Leverage Level 5 Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Company has not qualified for Leverage Level 3 Status or Leverage Level 4 Status.

“Leverage Level Status” means Leverage Level 3 Status, Leverage Level 4 Status or Leverage Level 5 Status.

“Public Debt Rating” means the rating that has been most recently announced by S&P, Moody’s or Fitch, as the case may be, for the Index Debt (or, as to any such rating agency with respect to which no such rating is then in effect with respect to any Index Debt, the corporate, issuer or similar rating with respect to the Company that has been most recently announced by S&P, Moody’s or Fitch, as the case may be).

“Ratings Level A Status” exists at any date if the Company’s S&P Public Debt Rating is A or higher, its Moody’s Public Debt Rating is A2 or higher and/or its Fitch Public Debt Rating is A or higher.

“Ratings Level B Status” exists at any date if Ratings Level A Status does not apply and the Company’s S&P Public Debt Rating is A- or higher, its Moody’s Public Debt Rating is A3 or higher and/or its Fitch Public Debt Rating is A- or higher.

“Ratings Level C Status” exists at any date if neither Ratings Level A Status nor Ratings Level B Status applies and the Company’s S&P Public Debt Rating is BBB+ or higher, its Moody’s Public Debt Rating is Baa1 or higher and/or its Fitch Public Debt Rating is BBB+ or higher.

“Ratings Level D Status” exists at any date if neither Ratings Level A Status, Ratings Level B Status nor Ratings Level C Status applies and the Company’s S&P Public Debt Rating is BBB or higher, its Moody’s Public Debt Rating is Baa2 or higher and/or its Fitch Public Debt Rating is BBB or higher.

“Ratings Level E Status” exists at any date if the Company has not qualified for Ratings Level A Status, Ratings Level B Status, Ratings Level C Status or Ratings Level D Status.

“Ratings Level Status” means Ratings Level A Status, Ratings Level B Status, Ratings Level C Status, Ratings Level D Status or Ratings Level E Status.

To the extent the Pricing Level shall be determined by reference to the Leverage Level Status, the Applicable Margin and Facility Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Leverage Level Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Facility Fee Rate based on the Leverage Level Status shall be effective on the due date of the quarterly Financials. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Agreement, then Leverage Level 5 Status shall be deemed to apply until five days after such Financials are so delivered.

To the extent the Pricing Level shall be determined by reference to the Ratings Level Status, for purposes of the foregoing: (i) if only one of Moody’s or S&P shall have in effect a Public Debt Rating (and Fitch shall have no Public Debt Rating in effect), the Ratings Level Status shall be determined by reference to such Public Debt Rating of Moody’s or S&P, as applicable; (ii) if none of Moody’s, S&P or Fitch shall have in effect a Public Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Ratings Level Status shall be Ratings Level E Status; (iii) if all three of the rating agencies shall have a Public Debt Rating in effect falling within three different Pricing Levels, then the Ratings Level Status shall be based upon the intermediate Pricing Level; (iv) if all three of the rating agencies shall have a Public Debt Rating in effect and two out of three of such ratings fall within the same Pricing Level, then the Ratings Level Status shall be based on such Pricing Level; (v) if only two Public Debt Ratings are in effect and such ratings shall fall within different Pricing Levels, then the Ratings Level Status shall be based on the higher rating unless such ratings differ by two or more Pricing Levels, in which case the applicable Ratings Level Status shall be deemed to be one Pricing Level below the Ratings Level Status based on the higher of such ratings; and (vi) if the Public Debt Ratings established or deemed to have been established by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to the Loan Documents or otherwise. Each change in the Applicable Margin and the Facility Fee Rate based on the Ratings Level Status shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this Schedule to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Facility Fee Rate based on the Ratings Level Status shall be determined by reference to the rating most recently in effect prior to such change or cessation.

COMMITMENT SCHEDULE

LENDER	REVOLVING COMMITMENT
JPMORGAN CHASE BANK, N.A.	$167,500,000
BANK OF AMERICA, N.A.	$167,500,000
TRUIST BANK	$120,000,000
U.S. BANK NATIONAL ASSOCIATION	$120,000,000
CITIBANK, N.A.	$75,000,000
KEYBANK NATIONAL ASSOCIATION	$75,000,000
PNC BANK, NATIONAL ASSOCIATION	$75,000,000
TOTAL:	$800,000,000